PROSPECTUS SUPPLEMENT (To Prospectus dated January 12, 2009)	Filed Pursuant to Rule 424(b)(5) Registration Nos. 333-153745 333-153745-01 333-153745-02 and 333-153745-03

$500,000,000

PSEG Power InterNotes®

Unconditionally Guaranteed By PSEG Fossil LLC, PSEG Nuclear LLC
and PSEG Energy Resources & Trade LLC

     We may offer to sell our PSEG Power InterNotes® from time to time. The notes will be fully and unconditionally guaranteed, jointly and severally, by our subsidiaries, PSEG Fossil LLC, PSEG Nuclear LLC and PSEG Energy Resources & Trade LLC. The specific terms of the notes will be set prior to the time of sale and described in a pricing supplement. You should read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement carefully before you invest.

     We may offer notes to or through agents for resale. If we offer notes through agents, such agents will use their reasonable best efforts to sell such notes. If agreed by us and the applicable agents, such agents may purchase such notes as principal from us for resale to investors. We also may offer the notes directly. We have not set a date for termination of our offering.

     Investing in the notes involves certain risks. You should carefully review the caption entitled “Risk Factors” beginning on page S-6 of this prospectus supplement and beginning on page 6 of the accompanying prospectus, as well as the risk factors contained in our most recently filed Annual Report on Form 10-K and our other periodic reports filed with the Securities and Exchange Commission and incorporated by reference herein before you invest in the notes.

     Unless otherwise specified in the applicable pricing supplement, we will not list the notes on any stock exchange. The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity without any notice at any time. We cannot assure you that a trading market for your notes will ever develop, be maintained or be liquid, which may limit your ability to sell the notes prior to maturity and/or at the price paid therefor.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Lead Managers and Lead Agents
Banc of America Securities LLC	Incapital LLC
Agents
Charles Schwab & Company, Inc.	Morgan Stanley
Citi	RBC Capital Markets Corporation
Fidelity Capital Markets Services, a division of	UBS Investment Bank
National Financial Services LLC	Wachovia Securities
Merrill Lynch & Co.

Prospectus Supplement dated January 12, 2009.

InterNotes® is a registered servicemark of Incapital Holdings LLC

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, the applicable pricing supplement and any free writing prospectus prepared by or on behalf of us in respect of a particular tranche of notes. We and the agents have not authorized anyone else to provide you with different or additional information. We are not making an offer of these notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, the applicable pricing supplement or any such free writing prospectus is accurate as of any date other than the date on the front of that document or the date of the information contained in any document incorporated herein and therein by reference.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

     Except as the context otherwise requires, or as otherwise specified or used in this prospectus supplement, the accompanying prospectus or the applicable pricing supplement, the terms “we,” “our” and “us” refer to PSEG Power LLC and its consolidated subsidiaries. References in this prospectus supplement, the accompanying prospectus or the applicable pricing supplement to “U.S. dollars” or “U.S. $” or “$” are to the currency of the United States of America.

     We may use this prospectus supplement, together with the accompanying prospectus and a pricing supplement, to offer PSEG Power InterNotes® from time to time.

     This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the description of the notes contained in the accompanying prospectus under the caption “Description of Debt Securities.” If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will apply and you should not rely on the information in the accompanying prospectus.

     Each time we issue notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the tranche of notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the accompanying prospectus. Information in the pricing supplement will replace any inconsistent information in this prospectus supplement, including any changes in the method of calculating interest on any note.

     When we refer to the accompanying prospectus, we mean the prospectus, dated January 12, 2009. When we refer to the applicable pricing supplement, we mean the pricing supplement that we attach to this prospectus supplement with respect to a particular tranche of notes being offered.

     You should read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement before making your investment decision.

     We, our parent company, Public Service Enterprise Group Incorporated (“PSEG”), and Public Service Electric & Gas Company (“PSE&G”) separately file combined annual, quarterly and current reports with the Securities and Exchange Commission (the “SEC”). However, only information related to PSEG Power LLC and its consolidated subsidiaries is incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. You should not rely on any information relating solely to PSEG and/or PSE&G or their respective subsidiaries, other than PSEG Power LLC, in determining whether to invest in the notes.

DESCRIPTION OF PSEG POWER LLC

     We are a multi-regional, wholesale energy supply company that integrates our generating asset operations and gas supply commitments with our wholesale energy, fuel supply, energy trading and marketing and risk management function through three principal direct wholly-owned subsidiaries: PSEG Fossil LLC (“Fossil”), PSEG Nuclear LLC (“Nuclear”) and PSEG Energy Resources & Trade LLC (“ER&T”). Fossil and Nuclear own and operate generation and generation-related facilities. ER&T is responsible for the day-to-day management of our energy portfolio. Fossil, Nuclear and ER&T are subject to regulation by the Federal Energy Regulatory Commission and Nuclear is also subject to regulation by the Nuclear Regulatory Commission.

     We are a wholly-owned subsidiary of PSEG. PSEG is a public utility holding company and one of the leading providers of energy and energy-related services in the nation. PSEG has three other direct, wholly-owned subsidiaries: PSE&G, PSEG Energy Holdings L.L.C. (“Energy Holdings”) and PSEG Services Corporation (“Services”). PSE&G is New Jersey’s largest public utility and is engaged principally in the transmission, distribution and sale of electric energy and gas service in New Jersey. Energy Holdings participates in energy-related lines of business through its subsidiaries. Services provides corporate support and managerial and administrative services to PSEG and its affiliates.

     We are a Delaware limited liability company with principal executive offices located at 80 Park Plaza, Newark, New Jersey 07102; our telephone number is 973-430-7000.

SUMMARY

     This section summarizes information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the notes. The final terms for each tranche of notes will be determined at the time of their sale and specified in the applicable pricing supplement. You should read the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement, including the risk factors and our consolidated financial statements and the related notes contained or incorporated by reference herein and therein. In this section, references to “we”, “our” and “us” refer to PSEG Power LLC, except where the context otherwise requires.

Issuer	PSEG Power LLC, a limited liability company organized under the laws of the state of Delaware.

Subsidiary Guarantors	Fossil, Nuclear and ER&T (the “Subsidiary Guarantors”) will fully and unconditionally guarantee, jointly and severally, all payments due on the notes.

Purchasing Agent	Incapital LLC

Lead Managers and Lead Agents	Banc of America Securities LLC Incapital LLC

Agents

Charles Schwab & Company, Incorporated
Citigroup Global Markets Inc.
Fidelity Capital Markets Services, a division of
   National Financial Services LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
RBC Capital Markets Corporation
UBS Securities LLC
Wachovia Securities, LLC

Title of Notes	PSEG Power InterNotes®

Amount	We may issue initially up to $500,000,000 aggregate principal amount of PSEG Power InterNotes® pursuant to this prospectus supplement. The notes will not contain any limitations on our ability to issue additional InterNotes®.

Denominations	The notes will be issued and sold in denominations of $1,000 and multiples of $1,000, unless otherwise stated in the applicable pricing supplement.

Ranking

The notes will be our senior unsecured obligations, and will rank equally in right of payment to all of our existing and future senior unsecured indebtedness. The notes will be guaranteed, jointly and severally, by the Subsidiary Guarantors, and will rank equally in right of payment to all existing and future senior unsecured indebtedness of the Subsidiary Guarantors.

Maturities

Each note will mature on a date that is one year or more from its date of original issuance (not to exceed 35 years), as specified in the applicable pricing supplement, unless redeemed or repaid prior to such date in accordance with its terms.

Interest

Each note will bear interest from its date of original issuance at a fixed or floating rate.

Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the stated maturity date or any earlier date of redemption or repayment.

Principal

The principal amount of each note will be payable on its stated maturity date or earlier redemption or repayment date, as the case may be, at the corporate trust office of the paying agent or at any other place we may designate.

Redemption and Optional Repayment

Unless otherwise stated in the applicable pricing supplement, a note will not be redeemable at our option or be repayable at the option of the holder (unless a Survivor’s Option is specified) prior to its stated maturity date. The notes will not be subject to any sinking fund.

Survivor’s Option

Specific notes may contain a provision requiring us to repay those notes prior to stated maturity if requested by the authorized representative of the beneficial owner of those notes following the death of the beneficial owner of the notes, so long as the notes were owned by the beneficial owner or his or her estate at least six months prior to the request. This feature is referred to as a “Survivor’s Option.” Your notes will not be repaid in this manner unless the pricing supplement for your notes provides for the Survivor’s Option. The right to exercise the Survivor’s Option is subject to limits set by us on:

• the permitted dollar amount of total exercises by all holders of notes in any calendar year; and

• the permitted dollar amount of an individual exercise by a holder of a note in any calendar year.

Additional details on the Survivor’s Option are described in the section below entitled “Description of the Notes—Survivor’s Option.”

Sale and Clearance

We will sell notes in the United States only. Notes will be issued in book- entry only form and will clear through The Depository Trust Company, or DTC. We do not intend to issue notes in certificated form, except as provided in the section below entitled “Registration and Settlement—The Depository Trust Company.”

Trustee	The trustee for the notes is The Bank of New York Mellon.

Selling Group	The agents and dealers comprising the selling group are broker-dealers and securities firms. The agents, including the Purchasing Agent, have entered into a selling agent agreement with us (the “selling agent agreement”). Dealers who are members of the selling group have entered into a master selected dealer agreement with the Purchasing Agent (the “master selected dealer agreement”). The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and all other applicable laws and regulations. You may contact the Purchasing Agent at info@incapital.com for a list of selling group members.

RISK FACTORS

     In addition to the risks set forth under the caption “Risk Factors” in the accompanying prospectus, you should carefully consider the following discussion of the following risks, the risk factors contained in our most recently filed Annual Report on Form 10-K and our other periodic reports filed with the SEC, and the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. The notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the notes, about our financial condition, results of operations, business or prospects or about financial matters in general. You should not purchase the notes unless you understand, and know that you can bear, these risks.

We may choose to redeem notes when prevailing interest rates are relatively low.

     If your notes are redeemable at our option, as specified in the applicable pricing supplement, we may choose to redeem your notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the redemption date or period approaches.

Floating rate notes bear additional risks.

     If your notes bear interest at a floating rate, there will be significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected if the related interest rate index declines, thereby adversely affecting the yield on your notes. In addition, the maximum rate applicable to a floating rate note will be limited to the lesser of (i) 18% per annum and (ii) the maximum rate permitted by New York law as the same may be modified by U.S. law of general application, and may be further limited, if so specified in the applicable pricing supplement, by contract. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results.

Any Survivor’s Option may be limited in amount.

     We will have a discretionary right to limit the aggregate principal amount of notes subject to any Survivor’s Option that may be exercised in any calendar year to an amount equal to the greater of $2,000,000 or 2.0% of the outstanding principal amount of all notes outstanding as of the end of the most recent calendar year or such greater amount as we in our sole discretion determine for any calendar year. We also will have the discretionary right to limit to $250,000, or such greater amount as we in our sole discretion may determine, in any calendar year the aggregate principal amount of notes subject to the Survivor’s Option that may be exercised in such calendar year on behalf of any individual deceased beneficial owner of notes. Accordingly, no assurance can be given that exercise of the Survivor’s Option for a desired amount will be permitted in any single calendar year. Furthermore, a Survivor’s Option may not be exercised if the notes were not owned by the beneficial owner thereof, including his or her estate, for at least six months prior to the request to exercise the Survivor’s Option.

If you attempt to sell the notes prior to maturity, the market value of the notes, if any, may be less than the principal amount of the notes.

     Your right to require us to repay your notes prior to maturity will be limited unless a Survivor’s Option or other optional repayment right is applicable to your notes. If you wish (or your estate wishes) to liquidate your investment in the notes prior to maturity, selling your notes may be your only option. At that time, there may be a very illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside our control that may affect the market value of the notes, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. Those factors include, without limitation:

  the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the notes;

  the time remaining to the maturity of the notes;

  the outstanding principal amount of the notes;

  any redemption or repayment features of the notes;

  market rates of interest that are higher than the rates borne by the notes; and

  the level, direction and volatility of interest rates generally.

     In addition, there may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

Changes in our credit ratings would be expected to affect the value of the notes.

     Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

The market value of the notes may be affected by factors in addition to credit ratings.

     The notes could trade at prices that may be lower than the initial offering price of the notes. In addition to credit ratings that are assigned to the notes, whether or not the notes will trade at lower prices depends on various factors, including prevailing interest rates and markets for similar securities, our financial condition, liquidity, results of operations and prospects and general economic conditions.

We cannot assure you that a trading market for your notes will ever develop, be maintained or be liquid.

     We cannot assure you that a trading market for your notes will ever develop, be maintained or be liquid, which may limit your ability to sell the notes prior to maturity and/or at the price paid therefor.

     To the extent that the agents engage in any market-making activities, they may bid for or offer notes in accordance with applicable law. Any price at which the agents may bid for, offer, purchase or sell any notes may differ from the values determined by pricing models that may be used by any agent, whether as a result of dealer discounts, mark-ups or other transaction costs. These bids, offers or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

     In addition, if at any time the agents were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case any price at which the notes could be sold would likely be lower than if an active trading market existed.

USE OF PROCEEDS

     Unless otherwise specified in the applicable pricing supplement, we will use the net proceeds from the sale of the notes for general corporate purposes.

DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes being offered supplements and, to the extent inconsistent with or to the extent otherwise specified in an applicable pricing supplement, replaces the description of the general terms and provisions of the debt securities set forth under the heading “Description of Debt Securities” in the accompanying prospectus. The final terms of a particular tranche of notes will be specified in the applicable pricing supplement and, unless otherwise specified in the applicable pricing supplement and subject to the preceding sentence, will have the terms summarized below and in the accompanying prospectus. Capitalized terms used but not defined below have the meanings given to them in the accompanying prospectus and in the indenture relating to the notes. In this section, references to “we”, “our” and “us” refer to PSEG Power LLC, except where the context otherwise requires.

General

     The notes offered by this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will be issued under an indenture dated as of April 16, 2001 between us, the Subsidiary Guarantors and The Bank of New York Mellon, as trustee, as supplemented by a first supplemental indenture dated as of March 13, 2002. References to the indenture in this prospectus supplement will mean the indenture as supplemented. The terms of the indenture are more fully summarized in the accompanying prospectus. The indenture does not limit the aggregate amount of debt securities that may be issued thereunder and provides that the debt securities may be issued under the indenture from time to time in one or more series. The following statements are summaries of the material provisions of the indenture, the notes and the guarantees. These summaries do not purport to be complete and are qualified in their entirety by reference to the indenture, including for the definitions of certain terms. If you want to know more about the terms of any of the notes or the guarantees, you should refer to the indenture. We have filed with the SEC the indenture pursuant to which the notes and guarantees will be issued.

     The notes constitute a single series of debt securities for purposes of the indenture, and are limited initially to an aggregate principal amount of up to $500,000,000. We may increase the foregoing limit, however, without the consent of any holders of the notes, by appropriate company action if in the future we wish to sell additional notes, all of which will form one series with the notes offered by this prospectus supplement. If we sell other securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement may be reduced.

     Unless the applicable pricing supplement specifies to the contrary, with respect to each separate tranche of notes issued under the indenture, the trustee will serve as registrar, paying agent and authenticating agent.

     Notes issued in accordance with this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will have the following general characteristics:

  the notes may be offered from time to time by us through the Purchasing Agent and each note will mature on a day that is at least one year from its date of original issuance (not to exceed 35 years);

  each note will bear interest from its date of original issuance at a fixed or floating rate;

  the notes will not be subject to any sinking fund; and

  the minimum denomination of the notes will be $1,000 (unless otherwise stated in such pricing supplement).

     In addition, the pricing supplement relating to each tranche of notes will describe certain specific terms of the notes, including:

  whether the note is a fixed rate note or a floating rate note;

  the price, which may be expressed as a percentage of the aggregate principal amount of the notes, at which any notes offered on a fixed price basis will be initially offered to the public;

  the date on which the notes will be originally issued to the public;

  the stated maturity date of the notes;

  if the note is a fixed rate note, the rate per year at which the notes will bear interest;

  if the note is a floating rate note, the interest rate index, the initial interest rate (if any), the interest determination date, the interest reset dates, the interest payment dates, the index maturity, the maximum interest rate and the minimum interest rate, if any, and the spread and/or spread multiplier, if any, and any other terms relating to the particular method of calculating the interest rate for the note (see “Description of the Notes—Floating Rate Notes” for an explanation of the terms relating to floating rate notes);

  the interest payment frequency;

  the purchase price, the Purchasing Agent’s discount and net proceeds to us;

  whether the authorized representative of the holder of a beneficial interest in the note will have the right to seek repayment upon the death of the holder as described under “— Survivor’s Option”;

  if the notes may be redeemed at our option or repaid at the option of the holder (other than a Survivor’s Option) prior to its stated maturity date, the provisions relating to any such redemption or repayment;

  any special U.S. federal income tax consequences of the purchase, ownership and disposition of the notes; and

  any other significant terms of the notes not inconsistent with the provisions of the indenture.

     We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Ranking

     The notes will be our senior unsecured debt obligations, and will rank equally in right of payment to all of our existing and future senior unsecured indebtedness. As of September 30, 2008, we had issued and outstanding and the Subsidiary Guarantors had guaranteed approximately $2.7 billion of senior indebtedness. In addition, as of that date, we had issued and outstanding and the Subsidiary Guarantors had guaranteed an aggregate total of approximately $208 million of our pollution control notes. The notes will rank junior to secured indebtedness to the extent of related collateral. We currently do not have any secured indebtedness outstanding.

Guarantees

     The notes will be guaranteed, jointly and severally, by the Subsidiary Guarantors. The guarantees will rank equally in right of payment to all existing and future senior unsecured indebtedness of the Subsidiary Guarantors. Other than intercompany debt, the Subsidiary Guarantors currently have no indebtedness outstanding.

Payment of Principal and Interest

     Principal of and interest on beneficial interests in the notes will be made in accordance with the arrangements then in place between the paying agent and DTC and its participants as described under “Registration and Settlement—The Depository Trust Company.” Each global note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC. Payments in respect of any notes in certificated form will be made as described under “Registration and Settlement—Registration, Transfer and Payment of Certificated Notes.”

     Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at the note’s stated maturity date or, if applicable, on the date of redemption or repayment if a note is redeemed or repaid prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date, except that interest payable at the note’s stated maturity date or earlier redemption or repayment date will be payable to the person to whom principal is payable against presentation and surrender of the note.

     We will pay any administrative costs imposed by any paying agent in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon any payments on a note, including, without limitation, any withholding tax, is the responsibility of the holders of beneficial interests in the note in respect of which such payments are made.

Interest and Interest Rates

The notes may bear interest at:

  a fixed rate; or

  a floating rate, which may be based on one of the following rates (see “—Floating Rate Notes” for a further description of each of these floating rates):

    LIBOR (a note issued with this rate is referred to in this prospectus supplement as a “LIBOR note”);

    Treasury Rate (a note issued with this rate is referred to in this prospectus supplement as a “Treasury Rate note”);

    Federal Funds Rate (a note issued with this rate is referred to in this prospectus supplement as a “Federal Funds Rate note”);

    Prime Rate (a note issued with this rate is referred to in this prospectus supplement as a “Prime Rate note”); and

    a rate as otherwise specified in the applicable pricing supplement.

     Each note will accrue interest from its date of original issuance until its stated maturity date or date of earlier redemption or repayment. The applicable pricing supplement will specify a fixed interest rate or a floating rate index or formula. Interest will be payable monthly, quarterly, semi-annually or annually. Interest payments on each note will include the amount of interest accrued from and including the last interest payment date to which interest has been paid or duly provided for (or from and including the date of original issuance if no interest has been paid or duly provided for with respect to the note) to, but excluding, the applicable interest payment date, stated maturity date or date of earlier redemption or repayment, as the case may be.

     The interest rate on the notes will in no event be higher than the lesser of (i) 18% per annum and (ii) the maximum rate permitted by New York law as the same may be modified by U.S. law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis.

     Interest on a note will be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding regular record date unless the original issuance date falls after a regular record date and on or prior to an interest payment date, in which case such interest will be payable beginning on the next interest payment date.

Payment of Interest

     Unless otherwise specified in the applicable pricing supplement, interest on the notes will be paid as follows:

Interest Payment Frequency Specified in Pricing Supplement	Interest Payment Dates
Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note is issued.

Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the note is issued.

Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the note is issued.

Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the note is issued.

     The regular record date for any interest payment date will be the first day of the calendar month in which the interest payment date occurs, except that interest due on the note’s stated maturity date or date of earlier redemption or repayment will be payable to the person to whom the principal is payable against presentation and surrender of the note.

     The term “business day” means, for any note other than a LIBOR note, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in Newark, New Jersey and The City of New York are authorized or obligated by law or executive order to close. With respect to LIBOR notes, the day must also be a London business day (as defined below).

Fixed Rate Notes

     Each fixed rate note will bear interest from its date of original issuance at the annual fixed interest rate stated in the applicable pricing supplement.

     Unless the applicable pricing supplement specifies otherwise, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If the stated maturity date, date of earlier redemption or repayment or interest payment date for any fixed rate note is not a business day, principal, premium, if any, and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the stated maturity date, date of earlier redemption or repayment or interest payment date, as the case may be.

Floating Rate Notes

     Unless the applicable pricing supplement specifies otherwise, floating rate notes will have the terms described below. Each floating rate note will bear interest from its date of original issuance at the floating rate per year applicable to the interest reset period based on the interest rate index or other interest rate formula specified in the applicable pricing supplement. Unless the applicable pricing supplement specifies otherwise, the interest rate on each floating rate note will be equal to:

  an interest rate determined by reference to the interest rate index specified in the applicable pricing supplement plus or minus the spread, if any; and/or an interest rate determined by reference to the interest rate index specified in the applicable pricing supplement multiplied by the spread multiplier, if any.

     The “spread” is the number of basis points (i.e., one one-hundredth of a percentage point) specified in the applicable pricing supplement as an adjustment to the interest rate index for a floating rate note. The “spread multiplier” is the factor specified in the applicable pricing supplement as an adjustment to the interest rate index for a floating rate note.

     Any floating rate note may also have either or both of the following terms:

  a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest reset period (in addition to the 18% per annum limitation described above under “—Interest and Interest Rates”) (the “maximum interest rate”); and

  a minimum limitation, or floor, on the rate of interest which may accrue during any interest reset period (the “minimum interest rate”).

     The applicable pricing supplement for a floating rate note will specify the interest rate index and the spread and/or spread multiplier, if any, or other interest rate formula and the maximum or minimum interest rate, if any.

     The calculation agent will compute interest on floating rate notes in the manner set forth below.

     If any interest payment date for any floating rate note (other than the note’s stated maturity date or the date of earlier redemption or repayment) would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following day which is a business day, except that in the case of a LIBOR note, if this business day falls in the next succeeding calendar month, then the interest payment date will be the immediately preceding business day. If the stated maturity date or the date of earlier redemption or repayment of a floating rate note falls on a day which is not a business day, then we will make the required payment of principal, premium, if any, and/or interest on the following day which is a business day as if it were made on the date this payment was due, and no interest shall accrue as a result of this delayed payment.

     We will calculate accrued interest on a floating rate note by adding the interest factors calculated for each day in the period for which we are calculating accrued interest. We will compute the “interest factor” for each day by multiplying the principal amount of the floating rate note by the interest rate applicable to the day and dividing the product thereof by 360, or, in the case of any Treasury Rate note, by the actual number of days in the year.

     We will reset the rate of interest on each floating rate note daily, weekly, monthly, quarterly, semi-annually or annually or on some other basis as specified in the applicable pricing supplement (the first date on which the reset interest rate becomes effective being an “interest reset date” and the period during which such rate applies being an “interest reset period”). If any interest reset date for any floating rate note is not a business day, the interest reset date for that floating rate note shall be postponed to the next succeeding business day, except that in the case of a LIBOR note, if this business day is in the next succeeding calendar month, that interest reset date will be the immediately preceding business day.

     The “interest determination dates” are the dates as of which the calculation agent will determine the new interest rate that will take effect on the related interest reset date. With respect to determining an interest determination date, unless the applicable pricing supplement specifies to the contrary:

  the interest determination date for a Federal Funds Rate note or a Prime Rate note is the second business day before the related interest reset date;

  the interest determination date for a LIBOR note is the second London business day before the related interest reset date; and

  the interest determination date for a Treasury Rate note is the day of the week in which the related interest reset date falls on which direct obligations of the United States (“Treasury bills”) would normally be auctioned, whether such auction actually occurs or not. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. The auction, however, may be held on the preceding Friday. If so, that Friday will be the interest determination date for the interest reset date occurring in the next week.

     “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     Unless the applicable pricing supplement specifies otherwise, the interest rate determined with respect to any interest determination date for any floating rate note will become effective on and as of the next succeeding interest reset date. However, if the applicable pricing supplement so specifies, the interest rate in effect with respect to any floating rate note for the period from the date of original issuance to the first interest reset date will be the “initial interest rate” as specified in the applicable pricing supplement. The interest rate for a floating rate note during an interest reset period will be applicable from and including the interest reset date to which it relates to but excluding the next interest reset date or, if earlier, until the note’s stated maturity date or date of redemption or repayment, as the case may be.

     Unless otherwise specified in the applicable pricing supplement, The Bank of New York Mellon will act as the calculation agent and will determine the applicable interest rate on each interest determination date. The calculation agent will, upon the request of the holder of any floating rate note and to the extent available, provide the interest rate then in effect for the note and, if different, the interest rate to be in effect as a result of a determination made on the most recent interest determination date with respect to the note. Unless the pricing supplement specifies otherwise, all percentages resulting from any calculation of the rate of interest on floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)). All dollar amounts used in or resulting from that calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

     Unless otherwise specified in the applicable pricing supplement, the “calculation date,” if applicable, pertaining to any interest determination date will be the earlier of (i) the tenth calendar day after such interest determination date or, if that day is not a business day, the next succeeding business day or (ii) the business day immediately preceding the applicable interest payment date or stated maturity date or date of earlier redemption or repayment, as the case may be. The determination of any interest rate by the calculation agent will be final and binding absent manifest error.

     LIBOR Notes. Each LIBOR note will bear interest at a rate calculated using LIBOR and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement. Unless the applicable pricing supplement specifies otherwise, LIBOR with respect to any interest determination date will be the rate for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following such interest determination date, as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars) (“Reuters Page LIBOR01”) as of 11:00 a.m., London time, on such LIBOR interest determination date.

     If the rate cannot be set as described, then we will determine LIBOR as follows:

  The calculation agent will select (after consultation with us) the principal London offices of four major banks in the London interbank market, and will request each bank to provide its offered quotation for deposits in U.S. dollars for the period of the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following the interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the interest determination date and in a principal amount equal to an amount that is representative for a single transaction in the index currency in the market at that time.

  If at least two of these banks provide a quotation, the calculation agent will compute LIBOR on the interest determination date as the arithmetic mean of the quotations.

  If fewer than two of these banks provide a quotation, the calculation agent will select (after consultation with us) three major banks in The City of New York to provide a rate quote at approximately 3:00 p.m., New York City time, on the interest determination date in U.S. dollars for loans to leading European banks, having the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following the interest determination date and in a principal amount that is representative for a single transaction in the market at that time. The calculation agent will compute LIBOR on the interest determination date as the arithmetic mean of these quoted rates.

  If none of these banks provides a quotation as mentioned, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if there was no preceding interest reset period, the rate of interest payable will be the initial interest rate.

     Any interest rate on a floating rate note that the calculation agent is required to calculate by reference to a rate displayed on Reuters or other electronic service (any of Reuters or other electronic service, a “Service”) may, if such rate of such Service is also reported on Bloomberg L.P. (“Bloomberg”) or another recognized electronic source (any of Bloomberg or such other recognized electronic source, a “Source”), be calculated by the calculation agent using the report of such rate of such Service on such Source, unless the calculation agent has actual knowledge that such report on such Source is inaccurate.

     Treasury Rate Notes. Each Treasury Rate note will bear interest at the rate calculated using the Treasury Rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

     Unless the applicable pricing supplement specifies otherwise, “Treasury Rate” means the rate for the auction held on the interest determination date of Treasury bills having the index maturity specified in the applicable pricing supplement as that rate appears on the display on Reuters (or any successor service) on page USAUCTION 10 (or any other page as may replace this page on that service or any successor service) or page USAUCTION 11 (or any other page as may replace this page on that service or any successor service) under the heading “INVEST RATE.”

     If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

  If the rate is not published as described above by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the Treasury Rate will be the auction average rate of Treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) as otherwise announced by the U.S. Department of Treasury.

  In the event that the auction rate of Treasury bills having the index maturity specified in the applicable pricing supplement is not published by 3:00 p.m., New York City time, on such calculation date, or if no auction is held, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) on the interest determination date of Treasury bills having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the heading “U.S. Government Securities/Treasury Bills/Secondary Market” or, if not yet published by 3:00 p.m., New York City time, on such calculation date, the rate on the interest determination date of Treasury bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying that rate, under the caption “U.S.
  Government Securities/Treasury Bills/Secondary Market.”

  If the rate is not yet published in H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time on the calculation date, then the Treasury Rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the interest determination date, of three leading primary U.S. government securities dealers in The City of New York selected by the calculation agent (after consultation with us) for the issue of Treasury bills with a remaining maturity closest to the applicable index maturity.

  If fewer than three of the dealers are quoting as mentioned, the Treasury Rate for that interest determination date will remain the Treasury Rate for the immediately preceding interest reset period, or, if there was no preceding interest reset period, the rate of interest payable will be the initial interest rate.

     “H.15(519)” means “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication as published weekly by the Board of Governors of the Federal Reserve System.

     “H.15 Daily Update” means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

     Federal Funds Rate Notes. Each Federal Funds Rate note will bear interest at the rate calculated using the Federal Funds Rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

     Unless the applicable pricing supplement specifies otherwise, “Federal Funds Rate” means, for an interest determination date, the rate with respect to that date for federal funds as published in H.15(519) under the heading “Federal Funds (Effective),” as this rate is displayed on Reuters (or any successor service) on page FEDFUNDS 1 (or any other page as may replace this page on that service or any successor service) (“Reuters Page FEDFUNDS 1”).

     If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

  If the rate does not appear on Reuters Page FEDFUNDS 1 or is not yet published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, then the Federal Funds Rate will be the rate with respect to the interest determination date as published in the H.15 Daily Update or another recognized electronic source used for the purpose of displaying this rate under the heading “Federal Funds (Effective).”

  If the rate is not yet published in H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on such calculation date, then the Federal Funds Rate with respect to the interest determination date will be the arithmetic mean of the rates, as of 3:00 p.m., New York City time, on the interest determination date, for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the calculation agent (after consultation with us).

  If fewer than three brokers are quoting as mentioned, the Federal Funds Rate for that interest determination date will remain the Federal Funds Rate for the immediately preceding interest reset period, or, if there was no preceding interest reset period, the rate of interest payable will be the initial interest rate.

     Prime Rate Notes. Each Prime Rate note will bear interest at the rate calculated using the Prime Rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

     Unless the applicable pricing supplement specifies otherwise, “Prime Rate” means, with respect to an interest determination date, the rate set forth on that date in H.15(519) under the heading “Bank Prime Loan” or if not published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the rate on the interest determination date as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying this rate, under the heading “Bank Prime Loan.”

     If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

  If the rate is not published in H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on Reuters on page USPRIME 1 (or any other page as may replace this page on that service or any successor service for the purpose of displaying prime rates or base lending rates of major United States banks) (“Reuters Page USPRIME 1”) as a bank’s publicly announced prime rate or base lending rate in effect as of 3:00 p.m., New York City time, on the interest determination date.

  If fewer than four rates appear on Reuters Page USPRIME 1 on that date, then the Prime Rate will be the arithmetic mean of the prime rates or base lending rates quoted by three major banks in The City of New York selected by the calculation agent (after consultation with us) on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the interest determination date.

  If fewer than three banks are quoting as mentioned, the Prime Rate for that interest determination date will remain the Prime Rate for the immediately preceding interest reset period, or, if there was no preceding interest reset period, the rate of interest payable will be the initial interest rate.

Certain Covenants

     The indenture contains the covenants described in the “Description of Debt Securities —Selected Indenture Covenants” section of the accompanying prospectus, including covenants with respect to limitations on obligations, limitations on liens, the guarantees, guarantee of ER&T obligations, payment of dividends by ER&T to us, limitations on dividends and other payment restrictions, and limitations on sales of assets, all as more fully described in the accompanying prospectus.

Redemption and Repayment

     Unless we otherwise provide in the applicable pricing supplement, a note will not be redeemable or repayable prior to its stated maturity date.

     If the applicable pricing supplement states that the notes offered thereby will be redeemable at our option prior to their stated maturity date, then on such date or dates specified in the pricing supplement, we may redeem those notes at our option either in whole or from time to time in part, upon not less than 30 calendar days’ written notice to the holder of those notes.

     If the applicable pricing supplement states that your note will be repayable at your option prior to its stated maturity date without reference to a Survivor’s Option, we will require receipt of notice of the request for repayment at least 30 but not more than 60 days prior to the date or dates, or period or periods, specified in the pricing supplement. We also must receive the completed form entitled “Option to Elect Repayment.” Exercise of the repayment option by the holder of a note is irrevocable.

     Since the notes will be represented by a global note, DTC or its nominee will be treated as the holder of the notes; therefore, other than the trustee under the indenture, DTC or its nominee will be the only entity that receives notices of redemption of notes from us, in the case of our redemption of notes, and will be the only entity that can exercise the right to repayment of notes, in the case of optional repayment. See “Registration and Settlement.”

     To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of the interest in that note must instruct the broker or other direct or indirect participant through which it holds the beneficial interest to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

     We expect that any redemption or repayment of a note, if specified in the applicable pricing supplement, normally will be permitted on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the applicable pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the note to be redeemed or repaid plus unpaid interest accrued to, but excluding, the date of redemption or repayment.

     We may at any time purchase notes at any price or prices in the open market or otherwise. We may also purchase notes otherwise tendered for repayment by a holder or tendered by a holder’s duly authorized representative through exercise of the Survivor’s Option described below. If we purchase any notes, we have the discretion to either hold, resell or surrender such notes to the trustee for cancellation.

Survivor’s Option

     The “Survivor’s Option” is a provision in a note pursuant to which we agree to repay that note, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was owned by that beneficial owner or the estate of that beneficial owner at least six months prior to the request. The applicable pricing supplement will state whether the Survivor’s Option applies to those notes.

     If a note is entitled to a Survivor’s Option, upon the valid exercise of the Survivor’s Option and the proper tender of that note for repayment, we will repay that note or the portion to be repaid, as applicable, at a price equal to 100% of the principal amount of the deceased beneficial owner’s interest in that note to be repaid plus unpaid interest accrued to, but excluding, the date of repayment, subject to the limitations described below.

     To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

     The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased owner’s spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note so held will be subject to repayment by us upon request. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased owner’s spouse will be deemed the death of a beneficial owner only with respect to such deceased owner’s interest in the note.

     The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor’s Option, regardless of whether that beneficial owner was the holder of that note, if entitlement to those interests can be established to the satisfaction of us and the trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable note during his or her lifetime.

     We will have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option shall be accepted by us from authorized representatives of all deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2.0% of the aggregate principal amount of all notes outstanding as of the end of the most recent calendar year or such greater amount as we in our sole discretion determine for any calendar year. We also will have the discretionary right to limit to $250,000, or such greater amount as we in our sole discretion may determine, in any calendar year the aggregate principal amount of notes as to which exercises of the Survivor’s Option shall be accepted by us from the authorized representative of any individual deceased beneficial owner of notes in such calendar year. In addition, we will not permit the exercise of the Survivor’s Option except in principal amounts of at least $1,000 and in multiples of $1,000.

     An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. Each election to exercise the Survivor’s Option will be accepted in the order that elections are received by the trustee, except for any note the acceptance of which would contravene any of the limitations described in the preceding paragraph. Notes accepted for repayment through the exercise of the Survivor’s Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered through a valid exercise of the Survivor’s Option is February 1, 2009, and interest on that note is paid monthly on the 15th calendar day of the month, we would normally repay that note on the interest payment date occurring on March 15, 2009, because the February 15, 2009 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor’s Option is not accepted due to the application of the limitations described in the preceding paragraph, the trustee will deliver a notice by first-class mail to the registered holder, at that holder’s last known address as indicated in the note register, that states the reason that note has not been accepted for repayment.

     With respect to notes represented by a global note, DTC or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor’s Option for such notes. To obtain repayment pursuant to exercise of the Survivor’s Option for a note, the deceased beneficial owner’s authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

  a written instruction to such broker or other entity to notify DTC of the authorized representative’s desire to obtain repayment pursuant to exercise of the Survivor’s Option;

  appropriate evidence satisfactory to us and the trustee (i) that the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was owned by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment, (ii) that the death of the beneficial owner has occurred, (iii) of the date of death of the beneficial owner, and (iv) that the representative has authority to act on behalf of the beneficial owner;

  if the interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to us and the trustee from the nominee attesting to the deceased’s beneficial ownership interest in such note;

  a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States;

  if applicable, a properly executed assignment or endorsement;

  tax waivers and any other instruments or documents that we or the trustee reasonably requires in order to establish the validity of the beneficial ownership of the note and the claimant’s entitlement to payment; and

  any additional information we or the trustee reasonably requires to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document the beneficial ownership interest in the note or authority to make the election and to cause the repayment of the note.

     In turn, the broker or other entity will deliver each of these items to the trustee, together with evidence satisfactory to us and the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

     We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option will be accepted in any one calendar year as described above. All questions regarding the eligibility or validity of any exercise of the Survivor’s Option will be determined by us, in our sole discretion, which determination will be final and binding on all parties.

     The broker or other entity will be responsible for disbursing payments received from the trustee to the authorized representative. See “Registration and Settlement.”

     Forms for the exercise of the Survivor’s Option may be obtained from The Bank of New York Mellon by calling 1-800-254-2826.

     If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders or beneficial owners thereof.

Reopening of Issue

     We may, from time to time, without the consent of or notice to existing noteholders, reopen a tranche of notes and issue additional notes with the same rank and terms (including maturity and interest payment terms) as notes issued on an earlier date, except for the date of original issuance, issue price and the first payment of interest. After such additional notes are issued, they will be fungible with, and will form one series with, the previously issued notes to the extent specified in the applicable pricing supplement.

REGISTRATION AND SETTLEMENT

The Depository Trust Company

     All of the notes we offer will be issued in book-entry only form. This means that we will not issue certificates for notes, except in the limited cases described below. Instead, we will issue global notes in registered form for each individual tranche of notes. Each global note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represented by a global note evidences a beneficial interest in that global note.

     Beneficial interests in a global note will be shown on, and transfers will be effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners.

     So long as DTC or its nominee is the registered holder of a global note, DTC or its nominee, as the case may be, will be the sole holder and owner of the notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holder of the notes for any purpose under the indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your note in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

     Each global note representing notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount only if (1) DTC is at any time unwilling, unable or ineligible to continue as depositary for the global notes and a successor depositary is not appointed by us within 90 days following notice to us, (2) we, in our sole discretion and subject to DTC’s procedures, determine that the global notes shall be exchangeable for certificated notes or (3) an event of default under the indenture has occurred and is continuing with respect to the notes. Upon any such exchange, certificated notes of the same rank and terms shall be registered in the names of the beneficial owners of the global note representing the notes.

     The following is based on information furnished by DTC:

     DTC will act as depositary for the notes. The notes will be issued as fully-registered notes registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered global note will be issued for all of the principal amount of an individual tranche of notes. If, however, the aggregate principal amount of an individual tranche of notes exceeds $500,000,000, one certificate will be issued with respect to each $500,000,000 of principal amount, and an additional certificate will be issued with respect to any remaining principal amount.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by The New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

     Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in limited circumstances.

     To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

     Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     We will pay principal, premium, if any, and/or interest payments on the notes in same-day funds directly to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records upon DTC’s receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede

& Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

     We will send any redemption notices to DTC. If less than all of an individual tranche of notes is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such tranche to be redeemed.

     A beneficial owner, or its authorized representative, shall give any notice to elect to have its notes repaid by us, through its direct or indirect participant, to the trustee, and shall effect delivery of such notes by causing the direct participant to transfer that participant’s interest in the global note representing such notes, on DTC’s records, to the trustee. The requirement for physical delivery of notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global note representing such notes are transferred on DTC’s records by the direct participants to the trustee.

     DTC may discontinue providing its services as securities depositary for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor depositary is not obtained, we will print and deliver certificated notes with the same rank and terms. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, we will print and deliver certificated notes with the same rank and terms.

     The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but neither we, the Purchasing Agent nor any agent takes any responsibility for its accuracy or completeness.

Registration, Transfer and Payment of Certificated Notes

     We do not intend to issue certificated notes. If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the registrar designated and maintained by us. We have originally designated The Bank of New York Mellon to act in those capacities for the notes. The registrar will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time, we may change registrars or approve a change in the location through which any registrar acts. We also may designate additional registrars for any notes at any time.

     We will not be required to: (i) issue, register the transfer of or exchange any note called for redemption during a period beginning at the opening of business 15 days before any selection of notes to be redeemed and ending at the close of business the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any note, or portion thereof, called for redemption, except the unredeemed portion of any registered note being redeemed in part; or (iii) issue, register the transfer of or exchange any note, or portion thereof, which has been surrendered for repayment by the holder, except the unrepaid portion of any note being repaid in part.

     We will pay principal of, premium, if any, and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note by check on any interest payment date other than at stated maturity or upon earlier redemption or repayment to the person in whose name the note is registered at the close of business on the regular record date for that payment. We will pay principal, premium, if any, and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates and retroactive changes) or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, entities classified as partnerships, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a part of a “straddle,” “hedge,” “conversion” or other integrated transaction for tax purposes, or persons whose functional currency is not the U.S. dollar. It also does not deal with holders other than original purchasers who purchase notes at the issue price (as defined below) of the notes (except where otherwise specifically noted). Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts which were in existence on August 20, 1996 and were treated as United States persons under the Code and applicable Treasury regulations thereunder prior to such date that elect to continue to be so treated also shall be considered U.S. Holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is the beneficial owner of any note, the treatment of a partner in that partnership will generally depend upon the status of such partner and the activities of such partnership. As used herein, the term “non-U.S. Holder” means a beneficial owner of a note (other than an entity that is classified as a partnership) that is not a U.S. Holder.

U.S. Holders

     Payments of Interest. Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting), provided that the interest is “qualified stated interest” (as defined below).

     Original Issue Discount. The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount (“Discount Notes”). The following summary is based upon final Treasury regulations (the “OID Regulations”) released by the Internal Revenue Service (“IRS”) under the original issue discount provisions of the Code.

     For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a specified de minimis amount (generally 1/4 of 1% of the note’s stated redemption price at maturity (i) multiplied by the number of complete years to its maturity from its issue date or, (ii) in the case of a note providing for the payment of any amount other than qualified stated interest prior to maturity, multiplied by the weighted average maturity of such note). A note’s “weighted average maturity” is the sum of the following amounts determined for each payment on a note (other than a payment of qualified stated interest): (i) the number of complete years from the issue date until the payment is made multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the note’s stated redemption price at maturity. The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold

(ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than “qualified stated interest” payments. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such note or any “true” discount on such note (i.e., the excess of the note’s stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

     A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder’s regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The “daily portion” of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An “accrual period” may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. Original issue discount allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules apply for calculating original issue discount for an initial short accrual period. The “adjusted issue price” of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods. In the case of a note issued with de minimis original issue discount, a U.S. Holder generally must include such de minimis original issue discount in income as stated principal payments on the notes are made in proportion to the stated principal amount of the note. Any amount of de minimis original issue discount that has been included in income in accordance with the foregoing rule will be treated as capital gain upon the sale, exchange, redemption or retirement of the notes.

     A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an “acquisition premium.” Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the OID Regulations, floating rate notes (“Variable Notes”) are subject to special rules whereby a Variable Note will qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the note. An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party) such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to qualify as an objective rate merely because it is based on the credit quality of the issuer). A “qualified inverse floating rate” is any objective rate which is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a “variable rate debt instrument” under the OID Regulations, and if the stated interest on such Variable Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Variable Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a “variable rate debt instrument” under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a “true” discount (i.e., at a price below the note’s stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     In general, any other Variable Note that qualifies as a “variable rate debt instrument” will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a “variable rate debt instrument” and provides for stated

interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an “equivalent” fixed rate debt instrument in the manner described above.

     Once the Variable Note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general original issue discount rules to the “equivalent” fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

     If a Variable Note does not qualify as a “variable rate debt instrument” under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. The Treasury Department has issued final regulations (the “CPDI Regulations”) concerning the proper United States federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a conventional noncontingent payment debt instrument under general principles of current United States federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, redemption or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The proper United States federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.

     Certain of the notes (i) may be redeemable at our option prior to their stated maturity date and/or (ii) may be repayable at the option of the holder prior to their stated maturity date. Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. This election will generally apply only to the debt instrument with respect to which it is made and may be revoked only with the consent of the IRS.

     Short-Term Notes. Notes that have a fixed maturity of one year or less (“Short-Term Notes”) will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange, redemption, retirement or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange, redemption, retirement or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other U.S. Holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

     Market Discount. If a U.S. Holder purchases a note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its “revised issue price” as of the purchase date, such U.S. Holder will be treated as having purchased such note at a “market discount,” unless the amount of such market discount is less than a specified de minimis amount. For this purpose, the “revised issue price” of a note generally equals its issue price, increased by the amount of any original discount that has accrued on the note and decreased by the amount of any payments previously made on the note that were not qualified stated interest payments.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, redemption, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on a constant yield basis.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest income for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     Premium. If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the notes after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the amount of gain or increase the amount of loss otherwise recognized on the disposition of the notes. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     Disposition of a Note. Except as discussed above, upon the sale, exchange, redemption or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal such U.S. Holder’s initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note was held for more than one year. If the U.S. Holder is an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

     A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any), interest (including original issue discount, if any) on a note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations, a controlled foreign corporation related to us through stock ownership or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the Withholding Agent (as defined below) must have received a statement from the individual or corporation that:

  is signed by the beneficial owner of the note under penalties of perjury,

  certifies that such owner is not a U.S. Holder, and

  provides the beneficial owner’s name and address.

     A “Withholding Agent” is the last United States payor (or a non-U.S. payor who is a qualified intermediary, U.S. branch of a foreign person, or withholding foreign partnership) in the chain of payment prior to payment to a non-U.S. Holder (which itself is not a Withholding Agent). Generally, this statement is made on an IRS Form W-8BEN (“W-8BEN”), which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of such change and furnish a new W-8BEN. A holder of notes who is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

     A foreign holder of notes whose income with respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if the holder was a U.S. person provided the holder provides to the Withholding Agent an IRS Form W-8ECI.

     Certain securities clearing organizations, and other entities who are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such case, the signed statement may require a copy of the beneficial owner’s W-8BEN (or the substitute form).

     Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, unless such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and such gain is derived from sources within the United States. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations or, at the time of such individual’s death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

     Backup withholding of United States federal income tax may apply to payments made in respect of the notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a note to (or through) a broker, the broker must report the sale and withhold on the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Certification of the registered owner’s non-U.S. status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

     The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

     In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. We may be a party in interest or a disqualified person relating to certain ERISA Plans. The acquisition and/or holding of notes by an ERISA Plan with respect to which we, the Purchasing Agent, or a member of the selling group is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

     Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

     Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

     The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

     Under the terms of the selling agent agreement, the notes will be offered from time to time by us to the Purchasing Agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents, including the Purchasing Agent, are parties to the selling agent agreement. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a master selected dealer agreement with the Purchasing Agent. We also may appoint additional agents to sell the notes. Any sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. The Purchasing Agent will purchase the notes at a discount ranging from 0.20% to 3.15% of the aggregate principal amount for each note sold. However, we also may sell the notes to the Purchasing Agent at a discount greater than or less than the range specified above. The discount at which we sell the notes to the Purchasing Agent will be set forth in the applicable pricing supplement. The Purchasing Agent also may sell notes to dealers at a concession not in excess of the discount it received from us. In certain cases, the Purchasing Agent and the other agents and dealers may agree that the Purchasing Agent will retain the entire discount. We will disclose any particular arrangements in the applicable pricing supplement.

     Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the Purchasing Agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes, the public offering price (in the case of notes to be resold at a fixed public offering price), discount and concession may be changed.

     We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

     Each agent, including the Purchasing Agent, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to any payments they may be required to make in respect of such liabilities. We also have agreed to reimburse the agents for certain expenses.

     No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange. However, we have been advised by the agents that they may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market in the notes at any time without notice. Neither we nor the agents can provide any assurance regarding the development, maintenance or liquidity of any trading market for any notes. All secondary trading in the notes will settle in same-day funds. See “Registration and Settlement.”

     In connection with certain offerings of notes, the rules of the SEC permit the Purchasing Agent to engage in transactions that may stabilize the price of the notes. The Purchasing Agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater principal amount of notes than the principal amount the Purchasing Agent has agreed to purchase in connection with a specific offering of notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the Purchasing Agent makes any representation that these transactions will be commenced or, if commenced, will not be discontinued without notice. The Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

     Offerings of the notes will be conducted in compliance with FINRA Rule 5110(h) to the extent the use of proceeds so requires.

     The Purchasing Agent and the other agents or dealers to or through which we may sell notes or their affiliates may engage in transactions with us and perform services for us in the ordinary course of business.

OTHER GENERAL INFORMATION

     The notes, the guarantees, the indenture, and the selling agent agreement are governed by, and are to be construed in accordance with, the laws of the state of New York.

     This prospectus supplement, the accompanying prospectus and the applicable pricing supplement may be used only for the purposes for which they were published. This prospectus supplement, the accompanying prospectus and the applicable pricing supplement together represent an offer to sell the notes but only under circumstances and in jurisdictions where it is lawful to do so.

     We will identify in the applicable pricing supplement whether the notes have been accepted for clearance through DTC. The CUSIP or the identification number for any other relevant clearing system for each tranche of notes will be set out in the applicable pricing supplement.

LEGAL MATTERS

     The validity of the notes and guarantees will be passed upon for us by James T. Foran, Esquire, Associate General Counsel of PSEG, David P. Falck, Esquire, Senior Vice President-Law of Services, or R. Edwin Selover, Esquire, Executive Vice President and General Counsel of PSEG, who may rely on the opinion of Sidley Austin LLP, New York, New York, as to matters of New York law. Sidley Austin LLP, New York, New York, will act as counsel for the agents and may rely on the opinion of Mr. Foran, Mr. Falck or Mr. Selover as to matters of New Jersey law.

PROSPECTUS

PSEG Power LLC
80 Park Plaza, P.O. Box 1171
Newark, New Jersey 07101-1171
(973) 430-7000

$4,000,000,000

Senior Debt Securities

     We may offer from time to time, together or separately, one or more series of our unsecured senior debt securities. The Debt Securities will rank equally with all of our other unsubordinated and unsecured indebtedness. The Debt Securities will be fully and unconditionally guaranteed jointly and severally by our three principal operating subsidiaries as described in this prospectus. The guarantees rank equally with these subsidiaries’ unsecured and unsubordinated indebtedness.

     When a particular series of Debt Securities is offered, we will prepare a prospectus supplement setting forth the particular terms of the offered Debt Securities. You should read this prospectus and any prospectus supplement carefully before you make any decision to invest in the Debt Securities.

     The aggregate initial public offering price of all Debt Securities which may be sold under this prospectus shall not exceed $4,000,000,000.

     We will sell the Debt Securities directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If any such agents, underwriters or dealers are involved in the sale of the Debt Securities in respect of which this prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable agent’s commission, underwriter’s discount or dealer’s purchase price and the net proceeds to us from such sale will be set forth in, or may be calculated on the basis set forth in, the applicable prospectus supplement. See “Plan of Distribution” for possible indemnification arrangements for any such agents, underwriters and dealers.

     This prospectus may not be used to consummate sales of the Debt Securities without the delivery of one or more prospectus supplements.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     Investing in our Debt Securities involves risks. You should carefully review “Risk Factors” beginning on page 6 of this prospectus, as well as the risk factors contained in our most recently filed Annual Report on Form 10-K and our other periodic reports filed with the Securities and Exchange Commission and incorporated by reference into this prospectus before you invest in any of our Debt Securities.

The date of this prospectus is January 12, 2009.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that PSEG Power LLC filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the Debt Securities described in this prospectus in one or more offerings of one or more series. The aggregate principal amount of Debt Securities which we may offer under this prospectus is $4,000,000,000. Each time we sell Debt Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

     We believe that we have included or incorporated by reference all information material to investors in this prospectus, but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with or incorporated by reference into the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. You may read and copy any material on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Our filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

     The SEC allows us to “incorporate by reference” documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to automatically update and supersede this incorporated information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for current reports on Form 8-K containing only disclosure furnished under item 2.02 or 7.01 of Form 8-K and exhibits relating to such disclosure, unless otherwise specifically stated in the Form 8-K, prior to the termination of any particular offering of Debt Securities.

  Our Annual Report on Form 10-K for the year ended December 31, 2007;

  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and

  Our Current Report on Form 8-K filed on December 22, 2008.

     We, our parent company, Public Service Enterprise Group Incorporated (“PSEG”), and Public Service Electric & Gas Company (“PSE&G”) separately filed the reports listed above. However, only information related to PSEG Power LLC and its consolidated subsidiaries is incorporated by reference in this prospectus. You should not rely on any information relating solely to PSEG and/or PSE&G or their respective subsidiaries, other than PSEG Power LLC, in determining whether to invest in the Debt Securities.

     On January 1, 2008, we adopted FSP FIN 39-1. In accordance with the provisions of FSP FIN 39-1, which amends FIN 39, “Offsetting of Amounts Related to Certain Contracts”, we established a policy of netting fair value cash collateral receivables and payables with the corresponding net derivative balances. Amounts in prior period statements have been retroactively adjusted, as required under the FSP. These retroactive adjustments would result in a decrease to both Total Assets and Total Liabilities of $92 million and $44 million as of December 31, 2007 and 2006, respectively. Since these adjustments individually or in the aggregate are not material to the financial statements included in the previously issued Annual Report on Form 10-K for the year ended December 31, 2007, which has been incorporated by reference in this prospectus, such financial statements have not been recast to reflect the adjustments. The financial statements to be included in our Annual Report on Form 10-K for the year ended December 31, 2008 will reflect the adjustments as of December 31, 2007, as presented in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, which have been incorporated by reference in this prospectus.

     You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

Kathleen Lally
Vice President, Investor Relations
PSEG Services Corporation
80 Park Plaza, 6th Floor
Newark, NJ 07102
Telephone (973) 430-6565

     You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus or in the prospectus supplement or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. Our business, prospects, financial condition and results of operations may change after this prospectus and the prospectus supplement are distributed. You should not assume that the information in this prospectus and the prospectus supplement is accurate as of any date other than the dates on the front of those documents. You should read all information supplementing this prospectus.

FORWARD-LOOKING STATEMENTS

     This prospectus and any prospectus supplement, including documents incorporated by reference or deemed to be incorporated by reference, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus and any prospectus supplement or in documents incorporated by reference or deemed to be incorporated by reference that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections, future capital expenditures, business strategy, competitive strengths, goals, expansion, market and industry developments and the growth of our businesses and operations, are forward-looking statements. When used in this prospectus, any prospectus supplement or in documents incorporated by reference or deemed to be incorporated by reference, the words “will”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “hypothetical”, “potential”, “forecast”, “project”, and variations of such words and similar expressions are intended to identify forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. However, actual results and developments may differ materially from our expectations and predictions due to a number of risks and uncertainties, many of which are beyond our control. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to:

  Adverse changes in energy industry, policies and regulation, including market rules that may adversely affect our operating results.

  Changes in federal and/or state environmental regulations that could increase our costs or limit operations of our generating units.

  Changes in nuclear regulation and/or developments in the nuclear power industry generally that could limit operations of our nuclear units.

  Actions or activities at one of our nuclear units that might adversely affect our ability to continue to operate that unit or other units at the same site.

  Any inability to balance our energy obligations, available supply and trading risks.

  Any deterioration in our credit quality.

  Availability of the capital and credit markets at reasonable pricing terms and the ability to meet cash needs.

  Any inability to realize anticipated tax benefits or retain tax credits.

  Increases in the cost of or interruption in the supply of fuel and other commodities necessary to the operation of our generating units.

  Delays or cost escalations in our construction and development activities.

  Adverse capital market performance of our decommissioning and defined benefit plan trust funds.

  Changes in technology and/or increased customer conservation.

     Additional information concerning these factors is set forth under “Risk Factors”.

     All of the forward-looking statements made in this prospectus and any prospectus supplement or in documents incorporated by reference or deemed to be incorporated by reference are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by us will be realized or, even if realized, will have the expected consequences to or effects on us or our business, prospects, financial condition or results of operations. You should not place undue reliance on these forward-looking statements in making your investment decision to purchase any Debt Securities. Except as may be required by the federal securities laws, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date hereof. In making an investment decision regarding the Debt Securities, we are not making, and you should not infer, any representation about the likely existence of any particular future set of facts or circumstances.

The forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference or deemed to be incorporated by reference into this prospectus and any prospectus supplement are intended to qualify for the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.

PSEG POWER LLC

     We are a multi-regional, wholesale energy supply company that integrates our generating asset operations and gas supply commitments with our wholesale energy, fuel supply, energy trading and marketing and risk management function through three principal direct wholly-owned subsidiaries: PSEG Fossil LLC (“Fossil”), PSEG Nuclear LLC (“Nuclear”) and PSEG Energy Resources & Trade LLC (“ER&T”). Fossil and Nuclear own and operate generation and generation-related facilities. ER&T is responsible for the day-to-day management of our energy portfolio. Fossil, Nuclear and ER&T are subject to regulation by the Federal Energy Regulatory Commission and Nuclear is also subject to regulation by the Nuclear Regulatory Commission.

     We are a wholly-owned subsidiary of PSEG. PSEG is a public utility holding company and one of the leading providers of energy and energy-related services in the nation. PSEG has three other direct, wholly-owned subsidiaries: PSE&G, PSEG Energy Holdings L.L.C. (“Energy Holdings”) and PSEG Services Corporation (“Services”). PSE&G is New Jersey’s largest public utility and is engaged principally in the transmission, distribution and sale of electric energy and gas service in New Jersey. Energy Holdings participates in energy-related lines of business through its subsidiaries. Services provides corporate support and managerial and administrative services to PSEG and its affiliates.

     We are a Delaware limited liability company with principal executive offices located at 80 Park Plaza, Newark, New Jersey 07102; our telephone number is 973-430-7000. In this prospectus, unless otherwise indicated or unless the context otherwise requires, “we”, “our” and “us” refer to PSEG Power LLC and its consolidated subsidiaries.

     You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

RISK FACTORS

     In addition to the risk factors contained in our most recently filed Annual Report on Form 10-K and our other periodic reports filed with the SEC and incorporated by reference into this prospectus, as well as those risk factors that may be included in the applicable prospectus supplement and other information contained in the documents incorporated by reference or elsewhere in this prospectus, prospective investors should carefully consider the risks described below before making a decision to purchase the Debt Securities. Such factors could have a material adverse effect on our business, prospects, financial condition, results of operations or net cash flows and on the trading price of the Debt Securities. Such factors could affect actual results and cause our results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us. See “Forward-Looking Statements.”

Because We are a Holding Company, our Ability to Service Our Debt Could Be Limited

     We are a holding company with no material assets other than the stock or membership interests of our subsidiaries. Accordingly, all of our operations are conducted by our subsidiaries. We depend on our subsidiaries’ cash flow and our access to capital in order to service our indebtedness. Any project-related debt agreements of subsidiaries will generally restrict their ability to pay dividends, make cash distributions or otherwise transfer funds to us. These restrictions may include achieving and maintaining financial performance or debt coverage ratios, absence of events of default, or priority in payment of other current or prospective obligations. Our subsidiaries’ ability to pay dividends, make cash distributions or otherwise transfer funds to us may also be limited or restricted by regulatory considerations or applicable law.

     Our subsidiaries may finance some investments using non-recourse project level financing. A non-recourse project financing is generally structured to be repaid out of cash flows provided by the investment. In the event of a default under a financing agreement which is not cured, the lenders would generally have rights to the related assets. In the event of foreclosure after a default, our subsidiary may lose its equity in the asset or may not be entitled to any cash that the asset may generate.

     We can give no assurances that our current and future capital structure, operating performance or financial condition will permit us to access the capital markets or to obtain other financing at the times, in the amounts and on the terms necessary or advisable for us to successfully carry out our business strategy or to service our indebtedness.

The Indenture Restricts Our Ability to Enter into Certain Transactions

     The Indenture (as defined below under “Description of Debt Securities”) restricts our ability and the ability of our Restricted Subsidiaries (as defined below under “Description of Debt Securities”) to, among other things:

  in the case of our Restricted Subsidiaries, incur certain indebtedness;

  create or permit to exist liens;

  in the case of our Restricted Subsidiaries, create or permit to exist dividend or payment restrictions with respect to us;

  sell assets; and

  engage in mergers and consolidations.

     These restrictions may limit our ability to finance future operations, respond to changing business and economic conditions, secure any needed additional financing and engage in opportunistic transactions. See “Description of Debt Securities — Selected Indenture Covenants.”

PSEG Could Exercise Its Control Over Us to the Detriment of Holders of the Debt Securities

     Our sole limited liability company member, PSEG, controls the election of our directors and all other matters submitted for member approval and has control over our management and affairs. In circumstances involving a conflict of interest between PSEG, as the sole member, on the one hand, and our creditors, on the other, we can give no assurance that PSEG would not exercise its power to control us in a manner that would benefit PSEG to the detriment of our creditors, including the holders of the Debt Securities.

     The Indenture imposes no limitations on our ability to pay dividends or to make other payments to PSEG or on our ability to enter into transactions with PSEG or our other affiliates.

Fraudulent Transfer Statutes and Similar Limitations May Limit Your Rights as a Holder

     Each of our Restricted Subsidiaries will guarantee our obligations on the Debt Securities (each a “Subsidiary Guarantee”). See “Description of Debt Securities — Guarantee of Debt Securities.”

     Under federal and state fraudulent transfer laws, a court could find that the Subsidiary Guarantee provided by a Restricted Subsidiary constituted a fraudulent conveyance by that Restricted Subsidiary. To do so, a court would typically have to find that, at the time the Subsidiary Guarantee was issued, the relevant Restricted Subsidiary:

  issued the Subsidiary Guarantee with the intent of hindering, delaying or defrauding its current or future creditors; or

  (a) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by its Subsidiary Guarantee; and (b) either (i) was insolvent or was rendered insolvent by reason of the issuance of the Subsidiary Guarantee or would be rendered insolvent upon payment of the Subsidiary Guarantee, (ii) was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets were unreasonably small or (iii) intended to incur, or believed or should have believed it would incur, debts beyond its ability to pay as such debts mature.

     Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes.

     Different jurisdictions define “insolvency” differently. However, an entity generally would be considered insolvent at the time it incurred any particular obligation if (1) its liabilities exceeded its assets, at a fair valuation, (2) the present fair saleable value of its assets was less than the amount required to pay its total existing debts and liabilities (including any probable liability related to contingent liabilities) as they became absolute and matured or (3) it could not pay its debts as they became due. We cannot assure you of the standard a court would apply in order to determine whether any Restricted Subsidiary was “insolvent” as of the date the applicable Subsidiary Guarantee was issued, or that regardless of the method of valuation, a court would not determine, regardless of whether such Restricted Subsidiary was insolvent on the date the Subsidiary Guarantee was issued, that the payments constituted fraudulent transfers on another ground.

     If a court were to make any such finding, it could:

  void all or a portion of the relevant Restricted Subsidiary’s obligations on the Subsidiary Guarantees;

  subordinate the relevant Restricted Subsidiary’s obligations on the Subsidiary Guarantees to obligations owed to its other existing and future creditors, entitling those creditors to be paid in full before any payment is made on the relevant Subsidiary Guarantee; and/or take other actions detrimental to you, including invalidating the relevant Subsidiary Guarantee.

     In that event, we cannot assure you that you would receive any payment under the Subsidiary Guarantee of the relevant Restricted Subsidiary.

There is No Trading Market for the Debt Securities

     We do not intend to list any series of the Debt Securities on any U.S. securities exchange. We can give no assurance that an active trading market for the Debt Securities will develop or, if one develops, will be maintained or be liquid. If an active trading market does not develop or is not maintained, investors may not be able to sell their Debt Securities when desired, or perhaps at all, or be able to sell the Debt Securities at a price equal to or above the price the investors paid for them. The Debt Securities may not be appropriate as a short-term investment, and investors should consider the potentially illiquid and long-term nature of their investment in the Debt Securities before making an investment decision.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended September 30, 2008	Years Ended December 31,
		2007	2006	2005	2004	2003
Ratios of Earnings to Fixed Charges[1]	9.87	9.12	5.46	4.37	3.46	4.24

1	The term Earnings shall be defined as pre-tax income from continuing operations. Add to pre-tax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period. Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.

USE OF PROCEEDS

     Unless we state otherwise in the accompanying prospectus supplement, the net proceeds from the sale of the Debt Securities will be added to our general funds and will be used for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

     We may issue our Debt Securities from time to time. The Debt Securities will be issued under an Indenture dated as of April 16, 2001, as amended and supplemented by the First Supplemental Indenture dated as of March 13, 2002 (the “Indenture”), among us and The Bank of New York Mellon as Trustee (the “Trustee”). The Indenture is filed as an exhibit to the registration statement. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). Selected provisions of the Indenture have been summarized below. This summary is not complete. You should read the Indenture for provisions that may be important to you. In the summary below, references to section numbers of the Indenture are included so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture. Parenthetical references below are to the Indenture or to the TIA, as applicable. In this section, references to “we”, “our” and “us” refer to PSEG Power LLC, except where the context otherwise requires.

General

     The Debt Securities will be our senior unsecured obligations. They will rank equally with all of our other unsecured and unsubordinated indebtedness. Each series of Debt Securities will be guaranteed, jointly and severally, by Fossil, Nuclear and ER&T (the “Subsidiary Guarantors”) as described below. The Subsidiary Guarantees will rank equally in right of payment to all existing and future senior unsecured indebtedness of the Subsidiary Guarantors. Other than intercompany debt, the Subsidiary Guarantors currently have no indebtedness outstanding. As of September 30, 2008, we had issued and outstanding under the Indenture and the Subsidiary Guarantors had guaranteed senior indebtedness totaling $2.7 billion. In addition, as of that date, we had issued and outstanding and the Subsidiary Guarantors had guaranteed an aggregate total of $208 million of our pollution control notes.

     We have the ability to issue Debt Securities with terms different from those of Debt Securities previously issued and, without the consent of the holders thereof, to reopen a previous series of Debt Securities and issue additional Debt Securities of such series (unless such reopening was restricted when such series was created).

Provisions Applicable to Particular Series

     The Indenture provides that any Debt Securities proposed to be sold pursuant to this prospectus and an accompanying prospectus supplement (the “Offered Securities”), as well as other of our unsecured debt securities, may be issued under the Indenture in one or more series, as authorized by us from time to time. The particular terms of such Offered Securities and any modifications of or additions to the general terms of the Debt Securities as described in this prospectus that may be applicable in the case of the Offered Securities will be described in the applicable prospectus supplement. Accordingly, for a description of the terms of any Offered Securities, you should refer to both the prospectus supplement for that series and the description of Debt Securities set forth in this prospectus.

     You should refer to the prospectus supplement for the following information for each particular series of Offered Securities:

  The title of such Debt Securities.

  The aggregate principal amount of such Debt Securities and any limit on the aggregate principal amount of Debt Securities of such series.

  If other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or the method by which such portion will be determined.

  The date or dates, or the method by which such date or dates will be determined or extended, on which the principal of such Debt Securities will be payable.

  The rate or rates at which such Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined, the date or dates from which such interest will accrue or the method by which such date or dates will be determined, the date or dates on which such interest, if any, will be payable and the Regular Record Date or Dates, if any, for the interest payable on any Registered Security on any Interest Payment Date, or the method by which any such date will be determined, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

  The date or dates on which or the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at our option and whether we are to have that option.

  Our obligation, if any, to redeem, repay or purchase such Debt Securities, in whole or in part, pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which or the date or dates on which, the price or prices at which and the other terms and conditions upon which, such Debt Securities will be so redeemed, repaid or purchased.

  Whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms, if any, upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether such Debt Securities will be issuable initially in temporary global form, whether any such Debt Securities will be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series in certificated form and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities are to be issuable as a global security, the identity of the depositary for such Debt Securities.

  Whether the amount of payments of principal of (or premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based on one or more currencies, commodities, equity indices or other indices) and the manner in which such amounts will be determined.

  The place or places, if any, other than or in addition to The City of New York, where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where any Registered Securities may be surrendered for registration of transfer, where such Debt Securities may be surrendered for exchange, where Debt Securities of a series that are convertible or exchangeable may be surrendered for conversion or exchange, as applicable, and where notices or demands to or upon us in respect of such Debt Securities and the Indenture may be served.

  The denomination or denominations in which such Debt Securities will be issuable, if other than $1,000, or any integral multiple thereof, in the case of Registered Securities and $5,000 in the case of Bearer Securities.

  If other than the Trustee, the identity of each Security Registrar and/or Paying Agent.

  The date as of which any Bearer Securities of the series and any temporary Debt Security issued in global form representing Outstanding Securities of the series will be dated if other than the date of original issuance of the first Debt Security of the series to be issued.

  The applicability, if at all, to such Debt Securities of the provisions of Article Fourteen of the Indenture described under “— Satisfaction and Discharge, Defeasance and Covenant Defeasance” and any provisions in modification of, in addition to or in lieu of any of the provisions of such Article.

  The Person to whom any interest on any Registered Security of the series will be payable, if other than the Person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Debt Security issued in global form will be paid if other than in the manner provided in the Indenture.

  If such Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions.

  Whether and under what circumstances we will pay Additional Amounts, as contemplated by Section 1004 of the Indenture, on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option).

  The provisions, if any, granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified.

  Any deletions from, modifications of or additions to the Events of Default or covenants with respect to such Debt Securities (which Events of Default or covenants are consistent with the Events of Default or covenants set forth in the general provisions of the Indenture).

  Whether such Debt Securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such Debt Securities will be so convertible or exchangeable.

  Any other terms of such Debt Securities.

     If applicable, the prospectus supplement will also set forth a discussion of federal income tax considerations relevant to the Debt Securities being offered.

     For purposes of this prospectus, any reference to the payment of principal of (or premium, if any) or interest, if any, on such Debt Securities will be deemed to include mention of the payment of any Additional Amounts required by the terms of such Debt Securities.

     Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof (“Original Issue Discount Securities”). Federal income tax and other considerations pertaining to any such Original Issue Discount Securities will be discussed in the applicable prospectus supplement.

     The Indenture also provides that there may be more than one Trustee thereunder, each with respect to one or more different series of Debt Securities. See “— The Trustee” herein. At a time when two or more Trustees are acting under the Indenture, each with respect to only certain series, the term Debt Securities, as used herein, will mean the one or more series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under the Indenture, the powers and trust obligations of each Trustee as described herein will extend only to the one or more series of Debt Securities for which it is Trustee. If two or more Trustees are acting under the Indenture, then the Debt Securities for which each Trustee is acting would in effect be treated as if issued under separate indentures.

     The general provisions of the Indenture do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction. Reference is made to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or the covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations, Registration and Transfer

     Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. The Indenture also provides that Debt Securities of a series may be issuable in global form. (Section 203) See “— Book-Entry Debt Securities”. Unless otherwise provided in the prospectus supplement, Debt Securities denominated in U.S. dollars (other than Global Securities, which may be of any denomination) are issuable in denominations of $1,000, or any integral multiples of $1,000, in the case of Registered Securities and in the denomination of $5,000 in the case of Bearer Securities. (Section 302) Unless otherwise indicated in the prospectus supplement, Bearer Securities will have interest coupons attached. (Section 201)

     Registered Securities will be exchangeable for other Registered Securities of the same series. If (but only if) provided in the prospectus supplement, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons which are in default) of any series may be similarly exchanged for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If so provided, Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Unless otherwise specified in the prospectus supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 305)

     Registered Securities of a series may be presented for registration of transfer and Debt Securities of a series may be presented for exchange at each office or agency required to be maintained by us for payment of such series as described in “— Payment and Paying Agents,” and at each other office or agency that we may designate from time to time for such purposes.

     No service charge will be made for any transfer or exchange of Debt Securities, but we may require payment of any tax or other governmental charge payable in connection therewith. (Section 305)

     We will not be required to:

  issue, register the transfer of or exchange Debt Securities during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) the day of mailing of the relevant notice of redemption if Debt Securities of the series are issuable only as Registered Securities and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption, or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the day of mailing of the relevant notice of redemption;

  register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part;

  exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or

  issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid. (Section 305)

Payment and Paying Agents

     Unless otherwise provided in the prospectus supplement, principal, premium, if any, and interest, if any, and Additional Amounts, if any, on Registered Securities will be payable at any office or agency to be maintained by us in Newark, New Jersey and New York, New York, except that at our option interest on an Interest Payment Date (including Additional Amounts, if any) may be paid (1) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (2) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 307, 1001 and 1002) Unless otherwise provided in the prospectus supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     If Debt Securities of a series are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities, unless otherwise provided in the prospectus supplement, we will be required to maintain an office or agency (1) outside the United States at which, subject to any applicable laws and regulations, the principal of (and premium, if any) and interest, if any, on such series will be payable and (2) in The City of New York for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the limited circumstances described below, but not otherwise). (Section 1002) The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, principal of (and premium, if any) and interest, if any, on Bearer Securities may be paid by wire transfer to an account maintained by the Person entitled thereto with a bank located outside the United States. (Sections 307 and 1002) Unless otherwise provided in the prospectus supplement, payment of installments of interest on any Bearer Securities on or before Maturity will be made only against surrender of coupons for such interest installments as they severally mature. (Section 1001) Unless otherwise provided in the prospectus supplement, no payment with respect to any Bearer Security will be made at any office or agency we maintain in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest, if any, on Bearer Securities payable in U.S. dollars will be made at the office of our Paying Agent in The City of New York if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

Selected Indenture Covenants

Limitations on Obligations

     Restricted Subsidiaries. We will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Obligations (including, without limitation, Acquired Obligations), except for the Subsidiary Guarantees;

  Obligations existing on the date of the Indenture;

  Obligations of ER&T related to the purchase and sale of fuel, capacity, energy (including, but not limited to, electric power, natural gas and coal), environmental credits or entitlements, utility services, fuel, water, related transportation services and other similar or related products and services in the ordinary course of business;

  Obligations of Nuclear related to the purchase and sale of fuel and related transportation services in the ordinary course of business;

  Permitted Hedging Obligations of ER&T;

  Obligations incurred in exchange for, or the net proceeds of which are used to refund, refinance, or replace Obligations described under this “Limitations on Obligations”, provided that the average life of the refinancing Obligations shall not be shorter than the average life of the Obligations being refinanced and the principal amount of the refinancing obligations shall not exceed the principal amount of the Obligations being so refinanced; and

  Obligations to us or any other Restricted Subsidiary which are subordinated to the Subsidiary Guarantee with respect to the guaranteed Debt Securities of the Restricted Subsidiary incurring the Obligations.

     The foregoing notwithstanding, Restricted Subsidiaries may Incur Obligations not otherwise permitted by the preceding paragraph in an aggregate amount outstanding after giving effect to such Incurrence not to exceed at any one time the greater of $250 million or 15% of Consolidated Net Tangible Assets as of the last day of the preceding month.

     Subsidiaries Other Than Restricted Subsidiaries. Except for parental guarantees of debt service reserves, surety bonds, equity guarantees, performance bonds and bid bonds entered into in the ordinary course of business aggregating at any one time not more than $100 million, we shall not permit any Subsidiary that is not a Restricted Subsidiary to, directly or indirectly, Incur any Obligations (including, without limitation, Acquired Obligations) that are recourse to us or any Restricted Subsidiary. For the purposes of this section, preferred securities issued by our special purpose subsidiaries will not be considered to be recourse to us. (Section 1008)

Limitation on Liens

     We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien of any kind on or with respect to any Property or interest in our Property or that of any of our Restricted Subsidiaries or any income or profits therefrom (in each case, whether the Property is owned at the date of the Indenture or thereafter acquired), unless the Debt Securities are secured equally and ratably with (or prior to) any and all other Obligations secured by the Lien, provided, however, that these restrictions shall not apply to or prevent the creation, incurrence, assumption or existence of Permitted Liens.

     Permitted Liens shall include:

  Liens existing on the date of the Indenture;

  Liens to secure or provide for the payment of all or part of the purchase price of any Property or the cost of construction or improvement thereof; provided that no such Lien shall extend to or cover any other of our or our Restricted Subsidiaries’ Property;

  Liens existing on Property at the time such Property is acquired by us or any Restricted Subsidiary; provided that such Liens (i) are not created, Incurred or assumed in contemplation of such Property being acquired and (ii) do not extend to or cover any other of our or our Restricted Subsidiaries’ Property;

  Liens existing on Property of any entity at the time such entity is merged with or into or consolidated with us or a Restricted Subsidiary; provided that such Liens (i) are not created, Incurred or assumed in contemplation of such merger or consolidation and (ii) do not extend to any other of our or our Restricted Subsidiaries’ Property;

  Liens securing Permitted Hedging Obligations;

  Liens for taxes, assessments or governmental charges that are not yet delinquent or that are being contested in good faith by any appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate reserve provision, if any, as is required in conformity with GAAP shall have been made;

  Liens arising by reason of any judgment, decree or order of any court, so long as any such Lien is being contested in good faith and is bonded or such judgment, decree or order does not exceed $50 million, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired;

  Liens to secure pledges or deposits made in the ordinary course of business in connection with bids, tenders or contracts (other than for payment of indebtedness) or to secure guarantees, statutory or regulatory obligations or surety or performance bonds each made in the ordinary course of business;

  Liens imposed by law such as carriers’, warehousemen’s and mechanics’ Liens, in each case arising in the ordinary course of business and with respect to amounts not yet due or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as is required in conformity with GAAP shall have been made;

  Survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties incidental to the conduct of the business or to the ownership of Properties which were not incurred in connection with indebtedness or other extensions of credit and which do not in the aggregate materially and adversely affect the value of the Properties or materially impair their use in the operation of the business;

  Liens securing letters of credit entered into in the ordinary course of business;

  Liens to secure pollution control revenue bonds or industrial revenue bonds;

  Liens securing Non-Recourse Obligations of Unrestricted Subsidiaries;

  Liens granted on the capital stock of Unrestricted Subsidiaries for the purpose of securing the Obligations of such Unrestricted Subsidiaries;

  Liens pursuant to Capitalized Leases or Synthetic Leases permitted to be entered into under the “Limitation on Obligations” covenant;

  Liens arising by reason of leases and subleases of Property pursuant to a Sale/Leaseback Transaction allowed pursuant to the “Limitation on Sale of Assets” covenant that do not materially interfere with the ordinary conduct of our or any of our Restricted Subsidiaries’ business;

  Liens created in connection with worker’s compensation, unemployment insurance and other social security statutes or regulations;

  Liens by a Wholly-Owned Subsidiary to us or any Restricted Subsidiary;

  Liens on Property, other than Capital Stock of Restricted Subsidiaries, to secure Obligations so long as the sum of the amount of outstanding Obligations secured by Liens incurred pursuant to this provision does not exceed the greater of $250 million or 15% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter for which financial statements are available; and

  The replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien or of any agreement referred to above or the replacement, extension or renewal (not exceeding the outstanding principal amount of Indebtedness secured thereby together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of Indebtedness secured thereby; provided that such replacement, extension or renewal is limited to all or part of the same Property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto).

Guarantee of Debt Securities

     Each initial Subsidiary Guarantor and any subsequent Subsidiary Guarantor shall execute a Subsidiary Guarantee of each series of Debt Securities in substantially the form provided for by the Indenture at or before the time the definition of Subsidiary Guarantor shall be applicable to it. (Section 1601)

Guarantee of ER&T Obligations

     We have executed a guarantee of the Obligations of ER&T substantially in the form provided for by the Indenture. (Section 1009)

Payment of Dividends by ER&T to Us

     If and for so long as we guarantee the Obligations of ER&T, we shall cause ER&T, to the extent permitted by applicable law, to pay, at least quarterly, dividends or distributions to us of the excess cash not then required for its business operations. (Section 1010)

Limitation on Dividends and Other Payment Restrictions

     Other than pursuant to the Indenture or as otherwise may be required by law, we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or cause to become, or as a result of the acquisition of any Person or Property, or upon any Person becoming a Restricted Subsidiary, remain subject to, any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to:

  pay dividends or make any other distributions on its Capital Stock;

  make payments on any Obligations owed to us or any of our Restricted Subsidiaries;

  make loans or advances to us or to any of our Restricted Subsidiaries;

  transfer any of its Property to us or to any of our Restricted Subsidiaries; or

  make payments under a Subsidiary Guarantee with respect to the Debt Securities.

     The foregoing shall not prohibit:

  encumbrances and restrictions resulting from customary provisions relating to (i) transfers of Property that restrict the subletting or assignment of any lease or (ii) transfers of Property that are contained in licenses and that relate to the Property covered thereby, in each case entered into in the ordinary course of business;

  encumbrances and restrictions on transfers of Property existing on any assets at the time such assets are acquired (or the entity owning such assets is acquired) by any Restricted Subsidiary, whether by merger, consolidation, purchase of such assets or otherwise; provided that such restrictions and encumbrances (i) are not created, Incurred or assumed in contemplation of such assets or entity being acquired by the Restricted Subsidiary and (ii) do not extend to any other assets of the Restricted Subsidiary; and

  restrictions on transfers of Property created in connection with sales or purchases of electricity, energy, capacity, natural gas, coal, ancillary services, environmental credits and/or entitlements, utility services, fuel, water, related transportation services and other similar products and services, in each case, in the ordinary course of business; provided that restrictions arising from any transaction or series of related transactions pursuant to this clause shall not be materially more restrictive, taken as a whole, than encumbrances and restrictions customarily accepted as industry standard for similar transactions. (Section 1007)

Limitation on Sale of Assets

     Except for a sale of all or substantially all of our assets, as provided in the “Merger, Consolidation or Sale of Assets” covenant, and other than assets required to be sold to conform with government regulations, laws or impositions,

  sales or dispositions of surplus, obsolete or worn out equipment,

  sales or dispositions of ownership interests in Unrestricted Subsidiaries, or any other sale or disposition so long as after giving effect to such events, the Rating Agencies shall have confirmed their ratings on our Debt Securities in effect immediately prior to such sale or disposition, we may not, and may not permit any Restricted Subsidiary to, make any Asset Sale (other than short-term, readily marketable investments purchased for cash management purposes with funds not representing the proceeds of other Asset Sales) if, on a pro forma basis, the aggregate net book value of all such Asset Sales during the most recent 12-month period would exceed 15% of Consolidated Net Tangible Assets computed as of the most recent quarter preceding such sale; provided, however, that any such Asset Sale shall be disregarded for purposes of this 15% limitation if the Net Cash Proceeds are within 270 days thereafter (i) invested in a Permitted Business, (ii) used to purchase and retire Obligations ranking equal in right of payment to the Debt Securities or (iii) used to redeem the Debt Securities at a redemption price equal to 100% of the principal amount of the Debt Securities to be redeemed, plus accrued and unpaid interest thereon up to and including the applicable redemption date, plus a make-whole premium.

     In addition, on a cumulative basis we may not sell or otherwise dispose of more than 25% of the assets or Capital Stock in Fossil, unless Net Cash Proceeds from such sale are invested in other non-nuclear generation assets or the capital stock of entities engaged in fossil generation and related businesses. (Section 1006)

Definitions

     “Acquired Obligations” means, with respect to any Person, (1) Obligations of any other Person existing at the time the other Person is merged with or into or became a Subsidiary of the Person, including, without limitation, Obligations Incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the Person; and (2) Obligations secured by a Lien encumbering any asset acquired by the Person at the time the asset is acquired by the Person.

     “Asset Sale” means any sale, transfer, conveyance, lease or other disposition (including by way of merger, consolidation or sale-leaseback) by us or any of our Restricted Subsidiaries to any Person (other than to us or a Restricted Subsidiary of ours and other than in the ordinary course of business) of any Capital Stock or other Property of ours or of any of our Restricted Subsidiaries (including Capital Stock of Subsidiaries). The term “Asset Sale” will not include (1) any sale, transfer, conveyance, lease or other disposition of Property governed by the “Merger, Consolidation or Sale of Assets” covenant and (2) any transaction or series of related transactions consisting of the sale, transfer, conveyance, lease or other disposition of Capital Stock or other Property with a Fair Market Value aggregating less than $50 million in any fiscal year. The term “Asset Sale” also will not include (i) the grant of or realization upon a Lien permitted under the “Limitation on Liens” covenant or the exercise of remedies thereunder and (ii) sales of fuel, capacity, energy (including, but not limited to, electric power, natural gas and coal), environmental credits or entitlements, related transportation services and other related services by ER&T and its Permitted Hedging Obligations as permitted by the “Limitation on Obligations” covenant.

     “Attributable Debt” means with respect to any Sale/Leaseback Transaction, at the time of determination, the present value (discounted at a rate per annum equal to the weighted average interest rate of all Debt Securities outstanding under the Indenture, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction (including any period for which the lease has been extended).

     “Board of Directors” means either the Board of Directors of PSEG Power LLC or any duly authorized committee of such Board.

     “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Newark, New Jersey and The City of New York are authorized or obligated by law or executive order to close.

     “Capital Stock” means (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     “Capitalized Lease” means as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person, and “Capitalized Lease Obligation” means the rental obligations, as aforesaid, under such lease.

     “Commodity Trading Obligations,” with respect to any Person, means the Obligations of such Person under (1) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof, designed to protect such Person against fluctuations in commodity prices or (2) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof (including an agreement or arrangement to hedge foreign exchange risks) in respect of commodities entered into by us pursuant to asset optimization and risk management policies and procedures adopted in good faith by the Board of Directors.

     “Consolidated Current Liabilities,” as of the date of determination, means the aggregate amount of our and our Restricted Subsidiaries’ liabilities on a consolidated basis which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (1) all inter-company items between us and any consolidated Restricted Subsidiary, (2) all current maturities of long-term indebtedness, all as determined in accordance with GAAP, and (3) all liabilities attributable to Subsidiaries that are not Restricted Subsidiaries.

     “Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of us and our Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, consistently applied, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

  Consolidated Current Liabilities;

  excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

  unamortized debt discount and expense and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

  treasury stock;

  any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

  all assets attributable to Subsidiaries that are not Restricted Subsidiaries (including Capital Stock thereof), except to the extent of dividends or distributions received from such Subsidiaries.

     “Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

     “Event of Default” has the meaning specified in Section 501 of the Indenture.

     “Fair Market Value” means the price that would be paid by a purchaser to a seller in an arm’s-length transaction.

     “GAAP” means generally accepted accounting principles in the United States applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of our audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     “Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate cap or collar agreement, interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     “Incur” means, with respect to any Obligation, to directly or indirectly create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for payment of, contingently or otherwise, such Obligation. The term “Incurrence” has a corresponding meaning.

     “Lien” means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other), or preference, priority, or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     “Net Cash Proceeds” from an Asset Sale is defined to mean cash payments received (including any cash payments received by way of a payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of any such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Obligations relating to the Property disposed of in such Asset Sale or received in any form other than cash) therefrom, in each case, net of (1) all legal, title and recording tax expenses, commissions and other fees and expenses of any kind (including consent and waiver fees and any applicable premiums, earn-out or working interest payments or payments in lieu or in termination thereof) Incurred, (2) all federal, state, provincial, foreign and local taxes and other governmental charges required to be accrued as a liability under GAAP as a consequence of such Asset Sale, (3) a reasonable reserve for the after-tax cost of any indemnification payments

(fixed and contingent) attributable to seller’s indemnities to the purchaser undertaken by us or any of our Subsidiaries in connection with such Asset Sale, (4) all payments made on any Obligation that is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property, or that must by its terms or by applicable law or in order to obtain a required consent or waiver be repaid out of the proceeds from or in connection with such Asset Sale and (5) all distributions and other payments made to holders of Capital Stock of Subsidiaries (other than us or our Restricted Subsidiaries) as a result of such Asset Sale.

     “Non-Recourse Obligation” means, with respect to any Person, any financing that is or was Incurred with respect to the development, acquisition, design, engineering, procurement, construction, operation, ownership, servicing or management of one or more facilities used or useful in a Permitted Business in respect of which such Person has a direct or indirect interest, provided that such financing is without recourse to any Person or Property other than to (1) the Property that constitutes such facilities together with contracts, permits, licenses, reserves and other items related to such facilities, (2) the income from and proceeds of such facilities, (3) the Capital Stock of, and other investments in, the Person that owns the Property that constitutes any such facilities and (4) the Capital Stock of, and other investments in, any Person obligated with respect to such financing and of any Subsidiary of such Person that owns a direct or indirect interest in any such facilities.

     “Obligations” of any Person shall mean at any date, without duplication,

  all obligations of such Person for borrowed money,

  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

  all obligations of such Person arising under any conditional sale or other title retention arrangement or otherwise to pay the deferred purchase price of Property or services,

  all obligations of such Person Incurred in respect of Attributable Debt associated with any Sale/Leaseback Transaction, Capitalized Lease or Synthetic Lease,

  all obligations of such Person under letters of credit,

  all obligations of such Person under trade or bankers’ acceptances,

  all obligations of such Person under Hedging Obligations and Commodity Trading Obligations,

  trade payables in respect of fuel, labor, supplies or other materials or services or the obligation to provide power,

  Preferred Stock and Redeemable Stock issued to any Person other than us or a Restricted Subsidiary,

  all obligations of others secured by a Lien on any asset of such Person, whether or not such obligations are assumed by such Person, and all obligations of others to the extent guaranteed by such Person.

     The amount of any obligation shall be deemed to be the amount equal to the stated or determinable amount thereof or, if not stated or determinable, the maximum probable liability thereunder as determined by us in good faith.

     “Permitted Business” means any business in which we or any of our Subsidiaries are engaged on the date of the Indenture or any other power or energy-related business, including the business of acquiring, developing, owning or operating electric power or thermal energy generation or cogeneration facilities, electric power transmission, fuel supply and fuel transportation facilities, together with their related power supply, thermal energy and fuel contracts and other facilities, services or goods that are ancillary, incidental, complementary or reasonably related to the marketing, trading, development, construction or management servicing, ownership or operation of the foregoing.

     “Permitted Hedging Obligations” of any Person shall mean (1) Hedging Obligations entered into in the ordinary course of business and in accordance with such Person’s established risk management policies that are designed to protect such Person against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the Obligations being hedged thereby and (2) Commodity Trading Obligations.

     “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) or preferred or preference stock of such Person that is outstanding or issued on or after the date of original issuance of the Debt Securities under the Indenture.

     “Property” of any Person is defined to mean all types of real, personal, tangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

     “Rating Agencies” means Moody’s Investors Service Inc., Standard & Poor’s Ratings Services, Fitch Inc. and any successor thereof.

     “Redeemable Stock” is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the Debt Securities, (2) redeemable at the option of the holder of such Capital Stock at any time prior to the Stated Maturity of the Debt Securities or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Obligations having a scheduled maturity prior to the Stated Maturity of the Debt Securities.

     “Restricted Subsidiary” means only Fossil, Nuclear, ER&T and each other of our Subsidiaries that executes a Subsidiary Guarantee with respect to the Debt Securities and is subsequently designated by the Board of Directors by written notice to the Trustee as a Restricted Subsidiary.

     “Sale/Leaseback Transaction” means an arrangement relating to Property now owned or hereafter acquired whereby we or one of our Subsidiaries transfers the Property to a Person and leases it back from that Person, other than leases for a term of not more than 12 months or between us and one of our Wholly-Owned Subsidiaries that is a Restricted Subsidiary or between Wholly-Owned Subsidiaries that are Restricted Subsidiaries.

     “Stated Maturity” means with respect to any Debt Security or any installment of principal thereof or interest thereon, the date specified in such Debt Security or a coupon representing such installment of interest as the fixed date on which any principal of such Debt Security or any such installment of interest is due and payable.

     “Subsidiary” means, with respect to any Person, (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     “Subsidiary Guarantor” means all current and subsequently designated Restricted Subsidiaries.

     “Subsidiary Guarantee” means an unconditional guarantee of a Subsidiary Guarantor of the payment of the principal of or any premium or interest on any Debt Securities in substantially the form provided for by the Indenture or a guarantee of a Subsidiary Guarantor of any other of our Obligations.

     “Synthetic Lease” means (1) a lease pursuant to which the lessee is treated as the owner of the Property subject to the lease for tax purposes, whether or not such lease is treated as an operating lease for accounting purposes or (2) a lease treated as an operating lease for accounting purposes but having at least three of the following characteristics, (i) the term of the lease, inclusive of all renewal periods at the lessee’s option, is greater than 75% of the useful life of the Property subject to the lease as estimated at the inception of the Lease, (ii) the lessee has the right to purchase such Property at a fixed price, (iii) the lessee’s payments under the lease are calculated to amortize and service the debt of the lessor incurred in order to acquire the asset and (iv) the lessor obtains 80% or more of the cost of the asset from borrowed funds.

     “Unrestricted Subsidiary” means a Subsidiary that is not a Restricted Subsidiary.

     “Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     “Weighted Average Life to Maturity” means, when applied to any Obligations at any date, the number of years obtained by dividing (1) the then outstanding principal amount of such Obligations into (2) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the numbers of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

     “Wholly-Owned Subsidiary” means a Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by us and/or one or more of our Wholly-Owned Subsidiaries.

Events of Default and Remedies

     The following constitute Events of Default in respect to each series of Debt Securities under the Indenture (Section 501):

  default for five days in the payment when due of interest on any of the Debt Securities of such series;

  default in the payment when due of the principal of, or premium, if any, or make-whole amount, if any, on any of the Debt Securities of such series;

  default in the deposit of any sinking fund payment, when due by the terms of the Debt Securities of such series;

  failure by us or any Restricted Subsidiary to comply with the provisions described under “Limitation on Sale of Assets” or “Merger, Consolidation or Sale of Assets”;

  failure by us or any Restricted Subsidiary for 60 days after notice by the Trustee to us or to us and the Trustee by the holders of 25% or more in aggregate principal amount of the Debt Securities of such series to comply with any of our agreements in the Indenture or the Debt Securities of such series that are not otherwise covered in this section;

  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our or any of our Subsidiaries’ indebtedness (including indebtedness represented by any other series of Debt Securities under the Indenture or the payment of which is guaranteed by us or by any of our Restricted Subsidiaries) (but other than Non-Recourse Obligations) whether such indebtedness or guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a failure to pay the principal of such indebtedness at the Stated Maturity of such indebtedness after the expiration of grace periods provided in the indebtedness (a “Payment Default”) or (b) has resulted in the acceleration of the indebtedness prior to its Stated Maturity; and, in each case the principal amount of the indebtedness, together with the principal amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

  failure by us or any of our Restricted Subsidiaries to pay one or more final judgments not otherwise covered by insurance aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

  certain events of bankruptcy or insolvency with respect to us or any of our Restricted Subsidiaries.

     Additional series of Debt Securities issued under the Indenture may specify other events of default for such series of Debt Securities.

     We are required to file with the Trustee, annually, an officer’s certificate as to our compliance with all conditions and covenants under the Indenture. (Section 1011) The Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of a series of any default (except payment defaults on the Debt Securities of that series) if it considers it in the interest of the holders of Debt Securities of the series to do so. (Section 515)

     If an Event of Default (other than an Event of Default occasioned by our or any of our Restricted Subsidiaries’ bankruptcy or insolvency) with respect to Debt Securities of a series has occurred and is continuing, the Trustee or the holders of not less than 25% in principal amount of outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are issued with original issue discount or are “indexed debt securities” (i.e., Debt Securities, the interest and principal payments on which are determined by reference to a particular index, such as a foreign currency or commodity), such portion of the principal as may be specified in the terms of those Debt Securities) of all of the Debt Securities of that series to be due and payable immediately, by a notice in writing to us. (Section 502)

     If an Event of Default occasioned by our or any of our Restricted Subsidiaries’ bankruptcy or insolvency occurs, the principal of and interest on all Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of Debt Securities.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default with respect to Debt Securities of any series has occurred and is continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of Debt Securities of that series, unless those holders have offered the Trustee indemnity satisfactory to the Trustee against the expenses and liabilities which might be incurred by it in compliance with such request. (Section 602)

     Subject to certain exceptions, the holders of a majority in principal amount of the outstanding Debt Securities of any series of Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

     The holders of a majority in principal amount of the outstanding Debt Securities of a series may, on behalf of the holders of all Debt Securities of such series and any related coupons, waive any past default under the Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or any related coupons or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected thereby. (Section 513)

Merger, Consolidation or Sale of Assets

     We may not, directly or indirectly, consolidate or merge with or into (whether or not we are the surviving entity) any other corporation, association, company, business trust or limited liability company, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets, in one or more related transactions, to another Person unless:

  the Person formed by the consolidation or surviving the merger or the Person that acquires by sale, assignment, transfer, conveyance or other disposition, or that leases, the assets (if other than us) (in each such case, the “Successor Entity”), is a corporation or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes our obligations under the Indenture and the Debt Securities;

  if any of our or a Restricted Subsidiary’s Property or assets would become subject to a Lien other than a Permitted Lien under the “Limitation on Liens” covenant, the Debt Securities shall be equally and ratably secured in accordance with such covenant;

  immediately after such transaction no event exists that is or with the passage of time or the giving of notice or both would be an Event of Default under the Indenture; and

  each Subsidiary Guarantor shall have by amendment to its Subsidiary Guarantee with respect to the Debt Securities confirmed that its Subsidiary Guarantee shall apply to the obligations of the Successor Entity under the Indenture and each series of the Debt Securities. (Section 801)

Modification or Waiver

     Modification and amendment of the Indenture may be made by us and the Trustee with the consent of the holders of a majority in principal amount of all Outstanding Debt Securities that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby, among other things:

  change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any such Debt Security;

  reduce the principal amount of, or the rate (or change the manner of calculating the rate) or amount of interest in respect of, or any premium payable upon the redemption of, any such Debt Security;

  change any of our obligations to pay Additional Amounts in respect of any such Debt Security;

  reduce the portion of the principal of an Original Issue Discount Security or Indexed Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or provable in bankruptcy;

  adversely affect any right of repayment at the option of the holder of any such Debt Security;

  change the place of payment of principal of, or any premium or interest on, any such Debt Security;

  impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or on or after any Redemption Date or Repayment Date, as the case may be;

  adversely affect any right to convert or exchange any Debt Security;

  reduce the percentage in principal amount of such Outstanding Debt Securities, the consent of whose holders is required to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults thereunder;

  reduce the requirements for voting or quorum described below;

  modify any of the foregoing requirements or any of the provisions relating to waiving past defaults or compliance with certain restrictive provisions, except to increase the percentage of holders required to effect any such waiver or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Debt Security affected thereby; or

  modify or affect the terms and conditions of the obligations of any Subsidiary Guarantor in respect of the due and punctual payment of principal of, or any premium or interest on, Debt Securities. (Section 902)

     The holders of a majority in aggregate principal amount of Outstanding Debt Securities have the right to waive our compliance with certain covenants in the Indenture. (Section 1012)

     Modification and amendment of the Indenture may be made by us and the Trustee thereunder, without the consent of any holder, for any of the following purposes:

  to evidence the succession of another Person to us and the assumption by any successor of our covenants under the Indenture and the Debt Securities;

  to add to our covenants for the benefit of the holders of all or any series of Debt Securities issued under the Indenture and any related coupons or to surrender any right or power conferred upon us by the Indenture;

  to add Events of Default for the benefit of the holders of all or any series of Debt Securities issued under the Indenture;

  to add to or change any provisions of the Indenture to facilitate the issuance of, or to liberalize the terms of, Bearer Securities, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that any such actions do not adversely affect the holders of such Debt Securities or any related coupons in any material respect;

  to change or eliminate any provisions of the Indenture, provided that any such change or elimination will become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provisions;

  to secure the Debt Securities under the Indenture pursuant to the “Merger, Consolidation or Sale of Assets” covenant of the Indenture, or otherwise;

  to establish the form or terms of the Debt Securities of any series and any related coupons;

  to evidence and provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

  to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of Debt Securities of any series issued under the Indenture or any related coupons in any material respect; or

  to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided that such action shall not adversely affect the interests of the holders of any such Debt Securities and any related coupons in any material respect. (Section 901)

     In determining whether the holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or whether a quorum is present at a meeting of holders of Debt Securities, (1) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof; (2) the principal amount of an Indexed Security that may be counted in making such determination or calculation and that will be deemed outstanding for such purpose will be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture; and (3) Debt Securities owned by us or any other obligor upon the Debt Securities or any Affiliate of ours or of such other obligor shall be disregarded. (Section 101)

     The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. (Section 1501) A meeting may be called at any time by the Trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the Outstanding Debt Securities of that series, in any such case upon notice given as provided in the Indenture. (Section 1502) Except for any consent that must be given by the holder of each Debt Security affected thereby, as described above, any resolution presented at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of a series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and any related coupons, whether or not present or represented at the meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that, if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of that series will constitute a quorum. (Section 1504)

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Debt Securities of a series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby or of the holders of such series and one or more additional series: (1) there shall be no minimum quorum requirement for such meeting;

and (2) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture. (Section 1504)

Satisfaction and Discharge, Legal Defeasance and Covenant Defeasance

     We may discharge certain obligations to holders of Debt Securities of a series that have not already been delivered to the Trustee for cancellation and that either have become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest, if any, and any Additional Amounts with respect thereto, to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be. (Section 401)

     The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series and any related coupons pursuant to Section 301 thereunder, we may elect either to defease and be discharged from any and all obligations with respect to such Debt Securities and any related coupons (except for the obligations to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related coupons, to maintain an office or agency in respect of such Debt Securities and any related coupons, and to hold moneys for payment in trust) (defeasance) (Section 1402) or to be released from our obligations under any covenant specified pursuant to Section 301 with respect to such Debt Securities and any related coupons, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities and any related coupons (covenant defeasance) (Section 1403), in either case upon the irrevocable deposit by us with the Trustee (or other qualifying trustee), in trust, of:

  an amount in U.S. dollars;

  Government Obligations (as defined below) applicable to such Debt Securities and coupons that through the payment of principal and interest in accordance with their terms will provide money in an amount; or

  a combination thereof in an amount
sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, we have delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under the first clause above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. (Section 1404)

     “Government Obligations” means securities which are (1) direct obligations of the United States or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof. Government Obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from the amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depositary receipt. (Section 101)

     In the event we effect covenant defeasance with respect to any Debt Securities and any related coupons and such Debt Securities and coupons are declared due and payable because of the occurrence of any Event of Default, other than the Events of Default described in the fourth and fifth bullet points under “—Events of Default and Remedies” above with respect to any covenant of which there has been defeasance, the amount of Government Obligations and funds on deposit with the Trustee will be sufficient to pay amounts due on such Debt Securities and coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities and coupons at the time of the acceleration resulting from such Event of Default. In such case, we would remain liable to make payment of such amounts due at the time of acceleration.

     The prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related coupons.

Book-Entry Debt Securities

     Unless otherwise specified in the applicable prospectus supplement, we will issue to investors Debt Securities in the form of one or more book-entry certificates registered in the name of a depositary or a nominee of a depositary. Unless otherwise specified in the applicable prospectus supplement, the depositary will be The Depository Trust Company, also referred to as DTC. We have been informed by DTC that its nominee will be Cede & Co. (“Cede”). Accordingly, Cede is expected to be the initial registered holder of all Debt Securities that are issued in book-entry form.

     No person that acquires a beneficial interest in Debt Securities issued in book-entry form will be entitled to receive a certificate representing those Debt Securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of Debt Securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of those Debt Securities.

     DTC has informed us that it is:

  a limited-purpose trust company organized under New York banking laws;

  a “banking organization” within the meaning of the New York banking laws;

  a member of the Federal Reserve System;

  a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

  a “clearing agency” registered under the Exchange Act.

     DTC has also informed us that it was created to:

  hold securities for “participants”; and

  facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants accounts, thereby eliminating the need for the physical movement of securities certificates.

     Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in Debt Securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by the Trustee to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the Debt Securities entitled to the benefits of the Debt Securities or the Indenture. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

     Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of Debt Securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of Debt Securities have accounts are also required by these rules to make book-entry transfers and receive and transmit those payments on behalf of their respective account holders.

     Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of banks, trust companies and other persons approved by it, the ability of a beneficial owner of Debt Securities issued in book-entry form to pledge those Debt Securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the Debt Securities.

     DTC has advised us that it will take any action permitted to be taken by a registered holder of any Debt Securities under the Indenture only at the direction of one or more participants to whose accounts with DTC the Debt Securities are credited.

      According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

  DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days following notice to us;

  we determine, in our sole discretion, not to have any Debt Securities represented in book-entry form; or

  an Event of Default under the Indenture has occurred and is continuing.

      Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for Debt Securities registered in such names as DTC directs.

     If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the Debt Securities and delivery of instructions for re-registration, the Trustee will reissue the Debt Securities as definitive securities. After reissuance of the Debt Securities, the Trustee will recognize the beneficial owners of those definitive securities as registered holders of Debt Securities.

     Except as described above:

  a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depositary appointed by us; and

  DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

     The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources (including DTC) that we believe to be reliable, but we take no responsibility for the accuracy thereof.

     Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of Debt Securities issued as book-entry securities will be participants in DTC.

     None of any underwriter or agent, the Trustee, any applicable Paying Agent or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a book-entry security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

The Trustee

     We maintain ordinary banking relationships with The Bank of New York Mellon, including credit facilities and lines of credit. The Bank of New York Mellon also serves as trustee under other indentures under which we or our affiliates are the obligor.

     The Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. (Section 608) In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities under the Indenture, each such Trustee shall be a Trustee of a trust thereunder separate and apart from the trust administered by any other such Trustee (Section 609), and any action described herein to be taken by the Trustee may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee.

Governing Law

     The Indenture and the Debt Securities shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

PLAN OF DISTRIBUTION

     We may sell the Debt Securities:

  to or through underwriters, dealers, or agents; or

  directly to one or more other purchasers.

     The prospectus supplement will set forth the terms of the offering of the particular series or issue of Debt Securities to which such prospectus supplement relates, including, as applicable:

  the name or names of any underwriters or agents;

  the initial public offering or purchase price of such Debt Securities;

  any underwriting discounts, commissions and other items constituting underwriters’ compensation from us and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers;

  any commissions paid to any agents;

  the net proceeds to us; and

  the securities exchanges, if any, on which such Debt Securities will be listed.

     Unless otherwise set forth in the prospectus supplement relating to a particular series or issue of Debt Securities, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Debt Securities will be obligated to purchase all of the Debt Securities of such series or issue allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Debt Securities may be offered and sold by us directly or through agents designated by us from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this prospectus is delivered will be named in, and any commissions payable by us to such agent will be set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, each such agent will be acting on a best efforts basis for the period of its appointment.

     The Debt Securities, when first issued, will have no established trading market. Any underwriters, dealers or agents to or through whom we sell Debt Securities for public offering and sale may make a market in those Debt Securities, but the underwriters, dealers or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debt Securities.

     Certain of the underwriters, dealers or agents and their affiliates who participate in the distribution of Debt Securities may be customers of, engage in other transactions with, lend money to and perform other services for, us and our affiliates in the ordinary course of business.

     We will set forth in the relevant prospectus supplement the anticipated delivery date of the Debt Securities and the prospectus delivery obligations of any underwriters, dealers or agents.

     Any underwriters, dealers or agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

LEGAL OPINIONS

     The validity of the Debt Securities will be passed upon for us by James T. Foran, Esquire, Associate General Counsel of PSEG, David P. Falck, Esquire, Senior Vice President-Law of Services or R. Edwin Selover, Esquire, Executive Vice President and General Counsel of PSEG, and for any underwriters, dealers or agents by Sidley Austin LLP, New York, New York.

EXPERTS

      The consolidated financial statements and the related consolidated financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PSEG POWER INTERNOTES®

PROSPECTUS SUPPLEMENT

January 12, 2009